Exhibit 14.1

ICI Group summary

ICI is one of the world’s major specialty chemicals and paints businesses with products and ingredients developed for a wide range of markets.

ICI’s specialty products and paints businesses comprise National Starch, Quest, Uniqema and ICI Paints. These businesses serve diverse consumer and industrial markets through some 70 strategic business units, with an array of market leadership positions around the world. In addition, a number of Regional and Industrial businesses remain in ICI’s portfolio.

The businesses are supported by Group functions that provide expertise in the disciplines of information technology, procurement, human resources, operations, finance, sustainability, safety, health and the environment (SHE), and applied technology.

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History and activities

History
ICI celebrates its 80th year in 2006. The Company was formed in 1926 by the merger of four UK chemical companies: Brunner Mond, Nobel Industries, British Dyestuffs and United Alkali. ICI is one of a small number of companies listed continuously on the leading UK stock index – originally the FT 30, now the FTSE 100 – since the 1930s.

During the course of its history, ICI has been an acknowledged leader in diverse disciplines, including fundamental science, engineering, manufacturing and human resources. The Group’s major inventions have been equally diverse, ranging from the plastics polythene and Perspex to beta blockers and the antimalarial treatment Paludrine.

In 1993, ICI demerged its bioscience businesses to a publicly listed company, Zeneca Group PLC (now AstraZeneca PLC). In 1997, ICI began its transformation from regional manufacturer of bulk chemicals to a global specialty chemicals and paints leader with the acquisition of Unilever’s Speciality Chemicals businesses.

Over the last decade, ICI has transformed its portfolio through a number of acquisitions and divestments worth more than £12bn. Divestment proceeds have been used to repay debt and improve balance sheet strength. Today, four specialty chemicals and paints businesses form the core of ICI – National Starch, Quest, Uniqema and ICI Paints.

Spread and balance of activities
ICI is headquartered in the UK, where it also has a number of major manufacturing activities. Outside the UK, the Group’s activities are geographically diverse with growing businesses in Asia and Latin America and a significant presence in North America. Around one third of ICI’s activities are in Europe. Typically, ICI’s International Businesses are staffed almost entirely by local nationals and, in total, 86% of ICI’s 31,910 employees are located outside the UK.

The Group has operations in over 50 countries around the world and its customers are spread across a diverse range of product sectors. More than 60% of ICI’s revenue is in sectors the Group believes are relatively non-cyclical, for example, food and beverages, decorative coatings, personal and household care products, and water treatment. Other sectors with a greater degree of cyclicality include automotive, industrial adhesives and construction materials, as well as semi-conductors. ICI believes this spread and balance of activities provides a manageable exposure to higher growth markets, for example in Asia, and to emerging products and technologies including food nutrition and electronics.

Overall, no one market sector dominates ICI’s customer base and no one customer represents a material proportion of Group revenue.

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Strategy

ICI’s strategic matrix
ICI’s vision is to become the leader in formulation science, creating complex mixtures that deliver the effects valued by consumers and customers. To achieve this leadership goal, and through this create superior returns for shareholders, the Group is building a portfolio of businesses that are leaders in their respective industries, bringing together consumer understanding, outstanding knowledge of customer needs and processes, and leading edge technology platforms to provide a distinctive, competitive advantage for its customers.

At the last strategic review, ICI’s business units were evaluated in terms of market attractiveness (e.g. financial strength and sustainability) and competitive position (e.g. quality of products, technology and market share). Reflecting their different strengths and weaknesses, each business was then mapped onto the two by two matrix shown below. This matrix is fundamental to the strategic development of the business. For example, ICI intends to invest to support growth in businesses with strong positions in high-growth markets – the “grow aggressively” segments –which are more attractive in the long term. In contrast, ICI will invest to improve cost and capital effectiveness in its businesses in relatively low growth markets – the “maintain selectively” segments – with the aim of continued cost effectiveness and resilient financial performance. Examples of this approach can be found in the section that follows on page 8, entitled Strategic Progress in 2005.

ICI’s strategy is to create and capture additional value from three principal sources:

•	Differentiated resource allocation
Investing in technology and marketing in those businesses where sustainable, competitive advantage can be created;

•	Cost and capital effectiveness
Achieving a step-change in cost and capital effectiveness for ICI overall – in the near term through the successful delivery of restructuring, and sustainably through changing the organisation, culture, and behaviour in ICI to consistently deliver improvements; and

•	Strategy execution
A greater focus on strategy execution, upgrading operational capabilities and enhancing rewards for short to medium-term performance delivery.

Examples of what was achieved in 2005 can be found in the section that follows, entitled Strategic Progress in 2005, as well as in the business commentaries.

ICI’s strategic matrix

Only major business units shown.

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ICI Group and its businesses

Group Organisation
ICI is organised around five operating businesses: National Starch on pages 9 and 10, Quest on pages 10 and 11, Uniqema on page 12, ICI Paints on pages 13 and 14 and Regional and Industrial on page 14.

These are supported by Group functions that provide expertise in information technology, procurement, human resources, manufacturing, finance, sustainability, safety, health and the environment (SHE), and applied technology, where real value can be created for ICI’s customers through the application of advanced technology across the Group.

A number of senior management boards leverage the combined skills and experiences of the functional teams. The functional boards are also responsible for establishing functional strategies and ensuring Group-wide implementation of best practice.

In addition, the Business Development Board, chaired by a member of the Executive Management Team, aims to accelerate the commercial exploitation of technology opportunities within ICI, and reflects the desire to develop continuously and strengthen the links between market needs and technology capability.

National Starch

Background
National Starch, which accounted for 32% of the Group’s sales in 2005, is a leading player in specialty chemicals, with important positions in specialty industrial adhesives, specialty food starches, specialty polymers and electronic materials. It provides many specialty ingredients and formulations to consumer-oriented markets that, with the exception of electronic industries, tend to be relatively non-cyclical in nature.

National Starch operates an international network of 147 manufacturing and customer service centres, located in 39 countries on six continents. National Starch believes that its position in these markets has been achieved through a strong combination of natural and synthetic polymer technology, application understanding and a high degree of technical support for customers.

National Starch is headquartered in Bridgewater, New Jersey, USA, with regional offices in the UK (Europe) and Singapore (Asia). Major manufacturing facilities are located in the USA, Germany, Mexico, Japan, Thailand, Korea, China and Brazil, with further manufacturing facilities in 25 other countries around the world.

Strategy
National Starch’s strategy focuses on delivering value through three main activities:
•	building on strengths in areas where it has good opportunities for profitable growth;

•	delivering innovative new products to customers; and

•	continually improving cost efficiency, particularly in its more mature businesses.

Consistent with the ICI strategic matrix, National Starch allocates resources preferentially to those businesses within the ‘grow aggressively’ segment. These include the Electronic and Engineering Materials business and the National Starch businesses in Asia.

Brief description of activities
National Starch is one of the largest producers of specialty industrial adhesives in the world based on both natural and synthetic polymers, including water-borne, hot melt and pressure sensitive products.

Products from the Adhesives division are used to seal cases and cartons and to fix labels to bottles and cans. Paper applications include laminating, bag making, paper tissue, paper tube winding and box manufacturing. Adhesives are also used in bookbinding, disposable nappies/diapers, personal sanitary products and disposable hospital supplies.

National Starch’s adhesives and primers are used in the assembly of sports shoes and for assembly operations in the woodworking, construction, recreational vehicle and transportation industries.

National Starch also manufactures a wide range of specialty starches, focused principally on food and industrial applications. The National Starch Food Innovation business concentrates on modifying food formulations to enhance texture, appearance and flavour delivery. Certain products provide effects which enable end-consumer products to withstand the rigours of ultra-high temperature processing, microwave cooking, freeze/thaw cycles and extended storage. The nutritional content of food can be improved by National Starch’s products which add health-enhancing ingredients such as dietary fibre. National Starch helps its customers develop new food concepts to satisfy growing consumer needs for new, wholesome and nutritious food.

National Starch has multiple capabilities in specialty polymers for markets as diverse as personal care, construction, water treatment, detergents, paper coatings and apparel. Specialty polymers for personal care provide the holding power in hair sprays and gels, and add manageability and softness to mousses, conditioners, shampoos and other styling aids. They are also used to thicken and emulsify cosmetic and beauty products and increase the functionality of sunscreens, hand and body creams and lotions.

Products from the Specialty Synthetic Polymers division’s Alco Chemical business include dispersants, antiscalants for water treatment and detergent builders, as well as thickeners for the carpet, adhesive and detergent industries. The division’s Elotex business manufactures redispersible powder polymers, which improve the adhesion, strength, insulation properties and shrink-resistance of cements, grouts, adhesives and other construction products.

National Starch manufactures, markets and sells a range of electronic and engineering materials, particularly adhesives, encapsulants and specialty coatings used in the assembly of semiconductor packages and the production of electronic, automotive, medical and aerospace devices.

Within the Electronic and Engineering Materials division, Ablestik supplies adhesives and encapsulants used for semiconductor packaging and microelectronic assembly. Products include adhesive pastes, printable paste and films, and underfill encapsulants. Emerson & Cuming supplies adhesives, encapsulants, and coatings used in circuit assembly and in fabrication of electronic, electrical, and electromechanical components. Acheson supplies process lubricants and application systems used in metalworking and casting.

Strategic developments in 2005
National Starch made good progress in 2005 in developing its businesses. It acquired the Celanese redispersible powder polymers business in Frankfurt, Germany. The acquisition will help expand its Elotex business portfolio of emulsion powders as additives for applications such as tile adhesives and grouts, external thermal insulation composite systems and gypsum-based systems.

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National Starch also announced plans to build a state-of-the-art customer applications and process simulation centre at its site in Kleve, Germany. The centre will house more than 20 R&D and technical service specialists focused on adhesive technologies for the pressure sensitive, woodworking and building components markets.

Also in 2005, National Starch increased production of adhesives used in transdermal medicine delivery systems at their expanded manufacturing facility in Salisbury, North Carolina in the USA.

The National Starch Food Innovation business entered into an agreement with Limagrain Céréales Ingrédients, of France, to collaborate in the creation of wholesome natural ingredient solutions for the food industry. The collaboration combines National Starch’s long history of expertise in food applications with Limagrain’s capability in providing premium quality cereal ingredients.

The Electronic and Engineering Materials division opened a new full service facility in Shanghai, China in May 2005 for both Ablestik and Emerson & Cuming. The facility will produce a wide range of electronic materials products and be a centre for technical and sales support to customers in China.

The disposal of the Vinamul emulsion polymers business, a ‘maintain selectively’ business, was completed in 2005.

A number of important new products and technologies were developed and launched during 2005.

The Adhesives division introduced Cool 200, a 200°F packaging hot melt developed for case and carton sealing applications. The lowest temperature general packaging hot melt on the market, Cool 200 represents a significant breakthrough in providing packaging line uptime efficiency and employee safety.

The National Starch Food Innovation business introduced a new functional flour ingredient developed under the alliance with Limagrain.

New technology introduced by the Specialty Synthetic Polymers division includes the Personal Care business’ new dissolvable film technology that allows pre-measured single-unit doses of products to be delivered in portable films for face cleansing, hair styling and conditioning, shaving, moisturisers, acne treatment and anti-aging films. Product launches included four dissolvable films for well-known fast moving consumer goods customers: two in the USA, one in Europe and one in Japan. The division’s biopolymers innovation platform is accelerating the development of natural polymers (starch, other polysaccharides, proteins or lipids) and biopolymer-synthetic hybrids, which offer significant cost-performance advantages versus synthetic polymers, with the added feature of being based on renewable raw materials.

National Starch already has a wide range of biosynthetic products based on starch, hydroxyethylcellulose, xanthan and other polysaccharides.

Within the Electronic and Engineering Materials division, Emerson & Cuming’s new XE-1219 underfill adhesives technology is being used in the latest generation of handheld portable music players. The underfill helps extend the product’s life by helping to protect it from impact damage.

Quest

Background
Quest is a global leader in the creation, application and production of flavours and fragrances for a wide variety of consumer brands. In 2005 Quest accounted for 10% of the Group’s sales. The business is headquartered in Naarden, the Netherlands, and has two operating divisions, Flavours and Fragrances. Each division accounts for around half of Quest’s revenue.

Major manufacturing facilities are located in the Netherlands, UK, USA, Mexico, France, Australia and Indonesia, with smaller manufacturing facilities in eight other countries. Quest has its own sales distribution network in 31 countries and is represented elsewhere by sales agents.

Science and creativity are the key pillars of Quest’s research effort, putting innovation at the heart of the business. It designs and develops new flavour and fragrance ingredients, compounds and delivery technologies that create a distinctive, sensory impact. This demands a complex artistic and technical process, combining the knowledge and skill of Quest’s perfumers and flavourists with the expertise of its application and research chemists. Quest has research centres at Ashford in the UK and Naarden, and product development teams at six other sites around the world. Quest also benefits from being part of the ICI Group and the science base that is available to support innovation.

Strategy
Within the ICI strategic matrix, both the Flavours and Fragrances businesses are positioned in the ‘grow aggressively’ segment, as the market segments are particularly attractive. Quest believes that its competitive position is robust, based on four distinctive strengths:

•	quality of its customer relationships and consumer understanding;

•	creative skills of its perfumers and flavourists;

•	technological advances resulting from R&D; and

•	customer service and support provided by its marketing and application groups as well as its global network of servicing units.

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These strengths enable Quest to assist customers in making their brands and products successful. Within the Group strategy, Quest’s strategy is to continue to build on these strengths while:

•	focusing on growth with key customers in the markets it chooses to prioritise;

•	investing in consumer understanding and creativity;

•	creating and making best use of an effective and efficient innovation process; and

•	ensuring excellence in service and costs by focusing on appropriate parts of the value chain and by continuous process improvement.

Brief description of activities
Quest’s innovative flavour and fragrance products consist of compounds of blended ingredients created by expert flavourists, perfumers and scientists. Certain compounds contain molecules which have been created by Quest’s chemists and which add distinctive characteristics to its products. Quest also has a strong position in nature-identical flavours for sweet and culinary applications.

In addition, Quest manufactures and sells a range of fragrance ingredients that are the scented building blocks of fragrance formulae. They can also contribute additional technical characteristics to the finished compound such as deodorisation or insect repellence.

In both divisions finished products are manufactured through a compounding process that, while relatively non-capital intensive, demands high degrees of precision in dosage control, ingredient traceability and cleanliness. Proprietary knowledge of formulae and processes is retained by the business and secures strong product differentiation.

Critical to the success of the business is researching consumer trends, developing successful molecules and ingredients and delivering the expertise of the flavourist or perfumer to the customer in the finished product.

The Flavours division is organised around several key markets and global customer accounts. The principal markets are sweet and savoury foods and beverages.

Similarly, the Fragrance division is organised around product applications and key accounts. The principal markets are fine fragrance, personal care, home care products and oral care.

Strategic developments in 2005
Following the divestment of food ingredients in 2004, Quest was able to focus on its Flavour and Fragrance businesses. During 2005 Quest invested in developing its growth platform in Asia, including starting an investment in a new regional technical centre in Shanghai, China, and several efficiency investments in Europe and North America.

In June, the Flavours business launched a significant flavour development platform, ‘ImpaQ Taste Technology’. ImpaQ is the result of a long-term R&D programme to offer food and beverage producers unique solutions to reduce salt, fat and sugar content in their products without compromising on taste. Continuing customer and consumer trials using ImpaQ in major brands are providing positive results. During the second half of the year ImpaQ secured its first orders and products were shipped to customers in Europe and Latin America. The successful ‘Quisine’ flavour collection, launched in 2004, was extended with a range of vegetable and herb flavours.

Flavours R&D, working with NIZO food research B.V., a prominent food research institute in Europe, was the force behind the world’s first artificial throat, a new scientific instrument that will speed flavour development and allow better understanding of the complex science of flavour release after the human swallowing process.

The Fragrance division celebrated the opening of its new creative centre for fine fragrances in Paris in January with a number of major customers attending the inauguration. The centre has extensive laboratories and specially designed facilities for consumer insight and testing.

Quest’s ‘BioCaptive’ research programme into novel fragrance ingredients included an expedition to the largest freshwater wetlands in the world, the Pantanal region of central southern Brazil. A large variety of plants and flowers, completely unfamiliar to perfumery, were found. Unique scents captured by this non-invasive technology have been recreated in the Quest laboratories and presented to fine fragrance clients.

‘Aquacoral’, a ‘BioCaptive’ fragrance accord developed from one of the previous expeditions, featured in Zirh’s Corduroy, a fragrance for men, launched in 2005.

The deoperfume portfolio, which holds fragrances created to have deodorising effects, has been extended to applications for home care products. Quest’s ‘Neutrozone’ malodour technology allowed a leading air freshener producer to launch the first air freshener that can claim odour elimination.

Quest maintained its good position in fine fragrances and secured a number of the major fine fragrance brands launched in 2005, including Gaultier2, Miss Dior Cherie, Tumulte from Christian Lacroix, and Silver Shadow from Davidoff.

In June, Quest and National Starch jointly announced a US$500,000 contribution, spread over five years, towards funding an expansion of the Monell Chemical Senses Center in Philadelphia, USA, to create a 17,000 sq ft area devoted to human chemosensory research.

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Uniqema

Background
Uniqema is a leading manufacturer of surfactants, oleochemicals and related derivatives with major operations in North America and Europe. In 2005, Uniqema accounted for 11% of ICI’s sales.

Uniqema’s headquarters and one of its major operating centres are in Gouda in the Netherlands. Other major operating centres are in Wilton in the UK, New Castle, Delaware in the USA, and Kuala Lumpur in Malaysia. Uniqema has a total of 13 manufacturing sites in Europe, North America and Asia Pacific.

The business supplies a broad range of base and specialty chemicals into a wide range of end markets and applications. Its markets include polymers, lubricants, personal care, healthcare, process intermediates, crop protection, oilfield, textiles, polymer additives and cleaning.

Strategy
Uniqema believes its strength is in the strong market positions it holds in synthetic lubricants, personal care, and the European and US oleochemicals sectors. Within the ICI Group strategy, the Uniqema business is within the ‘maintain selectively’ segment of the strategic matrix. As such, Uniqema’s strategy includes growth in selected, niche markets, but focuses on improving its cost base through operational effectiveness and reducing overhead costs.

Brief description of activities
Uniqema manufactures and markets a wide range of synthetic base-stocks and ingredients which are formulated into engine, compressor, gear hydraulic and process oils and fluids, where high performance or environmentally friendly characteristics are required. Products are frequently tailored to specific customer requirements. Uniqema believes it is a leader in synthetic refrigeration lubricants, to which it provides worldwide technical support.

As a prominent player in the personal care market, Uniqema provides ingredients for skin care, hair care, oral care and toiletries. These include new vegetable-based products for skin care formulations, mild ingredients for cleansing formulations and functional ingredients for skin repair products and UV protection products.

Uniqema also supplies process intermediates based on natural fats and oils such as coconut, palm kernel and rape seed, which are split to yield fatty acids and, as a by-product, glycerine. Further processing of fatty acids yields a range of higher added-value products such as surfactants, soaps, lubricants and polymers.

Strategic developments in 2005
Uniqema made good strategic progress in 2005, despite significantly lower glycerine prices and difficult trading conditions. The restructuring programme launched in 2003 continued to yield significant benefits from improved manufacturing efficiencies and reduced operating costs. The business completed a plant rationalisation programme in 2005 with the closure of a manufacturing site in New Jersey in the USA and the relocation of its production to a larger Uniqema site in Delaware.

A rationalisation of Uniqema’s product range started in 2005 and yielded good returns, reducing the complexity of the product portfolio. Work was also completed on developing a new channel strategy for supplying customers across Europe, with the principal benefits expected in 2006.

During the year Uniqema reached a significant milestone in its synthetic refrigeration lubricants business with the shipment of compressor lubricants for its 500 millionth refrigerator. Selected new products were also launched during the year, reflecting the differentiated resource allocation strategy applied to the business. This included enhancing a range of high performance ingredients for skin care applications where Uniqema’s technology provides competitive advantage. Where opportunities exist, because of proprietary knowledge and patented products, Uniqema believes further value can be created within the portfolio.

In February 2006, ICI announced that it was evaluating its options with regard to Uniqema. ICI believes that Uniqema is a market leading oleochemicals and derivatives business with a good product portfolio and a strong management team. The restructuring programme announced in 2003 has generated significant savings, resulting in improved profitability. The Uniqema team has identified a range of further restructuring opportunities that could further improve overall profitability, but which would require significant additional investment. In this context, and in the light of other investment opportunities available to ICI across the Group, in particular in those areas where there is the prospect of greater strategic and financial returns, ICI is evaluating its options, with a view to divesting the business, subject to a deal realising value for shareholders.

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ICI Paints

Background
ICI Paints is a leading international paint business and accounted for 40% of the Group’s sales in 2005. It concentrates primarily on decorative paint (90% of ICI Paints’ sales in 2005) and packaging coatings for food and beverage cans.

ICI Paints’ global business headquarters is located in Slough, UK. Major manufacturing facilities are located in the USA, UK, Brazil, Argentina, Germany, the Netherlands, France, China, India and Malaysia. Additional manufacturing facilities are in 14 other countries. ICI Paints maintains its own sales distribution network in over 30 countries. The business also sells through agents and distributors.

Strategy
The strategy of ICI Paints is to develop its leading market positions in the global paints and coatings industry, particularly where it benefits from strong retail brands. ICI Paints expects to develop its strategy further by:

•	differentiated resource allocation – channelling scarce resource (revenue expenditure, capital and people) to those areas which will generate the highest rewards;

•	innovation – driving for new major differentiated products and services, linking marketing insights with world leading technical skills;

•	cost and capital effectiveness – implementing key restructuring plans and improving planning/operating processes to reduce costs and inventory while improving customer delivery reliability; and

•	people and organisation capability development.

Key competencies, which ICI Paints employs across its businesses, include:

•	marketing – identifying areas of significant potential through market understanding and exploiting these through highly professional category and brand management skills;

•	research and development – supporting the increased emphasis on innovation in products, packaging and services, and targeting high impact cost reductions through leading edge colour, polymer and formulating science;

•	operations – implementing process improvements and improved delivery reliability by sharing expertise and best practice across its businesses; and

•	procurement – optimising the mix of central contracts using ICI’s total purchasing power and local contracts, bringing the advantages of tailored solutions and flexibility.

The regional markets for decorative paint are at different stages of growth and maturity and the ICI Paints strategy reflects this.

The Asia region is one of generally high growth. Paint markets tend to be fragmented, with a large number of country-specific competitors. Obtaining competitive advantage across the region requires leveraging marketing and manufacturing capabilities and transferring best practice in innovation, purchasing, marketing and channel development. The key focus of the business is to maintain accelerated, profitable growth, with particular focus on China, India, Indonesia, Thailand and Vietnam.

The European region has some large mature markets and a number of developing growth markets in Eastern and Central Europe. ICI Paints has a leading position in the UK, with strong brands underpinned by a focus on innovation. There is significant brand equity with ‘Dulux’, ‘Hammerite’, ‘Cuprinol’ and ‘Polycell’. The focus of the European business is on improvement of product range, expansion in developing markets, reduction of the cost-base and the improvement of operational efficiency and profitability of the Continental European operations.

The Latin American business has strong positions in Brazil, Argentina and Uruguay where brand strength is maintained through capability in marketing and a focus on innovation.

North American markets are generally mature and ICI has a significant presence in both trade and retail channels. In trade markets, the strategy is to establish insights into end user needs that can create competitive advantages, and in securing distribution density within metropolitan areas. In the retail business, the route to market is highly consolidated with a few major retailers controlling around 80% of distribution. ICI Paints has a significant relationship in this market with The Home Depot, a leading retailer.

ICI Paints is also a leader in internal and external coatings for food and beverage cans. It manufactures and distributes a broad product offering of packaging coatings with significant market positions in the established markets of Europe and North America and the emerging markets of Asia and Latin America. The strategy of this business is to focus on profitable growth in South East Asia and Latin America, to explore opportunities for growth in non-metal packaging, in particular with PET (polyethylene terephthalate) bottle coatings, and to optimise the supply chain.

Technology and innovation are also important factors in the growth of ICI Paints. Success is enhanced by being first to the market with innovative, value-adding products and services that meet market needs. ICI Paints benefits technologically from the colloid, polymer and particle related science base and research carried out by other parts of the ICI Group.

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Brief description of activities
The decorative paints business has well-established brands in paint, woodcare, metalcare, adhesives and fillers. These include ‘Dulux’, ‘Glidden’, ‘Devoe’, ‘Valentine’, ‘Coral’, ‘Alba’, ‘Xyladecor’, ‘Hammerite’, ‘Polycell’, ‘Polyfilla’ and ‘Alabastine’.

Paint is manufactured through a mixing process that requires a high degree of control over product measurement, quality control and continuous assessment. Typically manufacturing operations are not capital intensive and are relatively responsive to changes in demand.

Strategic developments in 2005
ICI Paints continued to focus on strengthening its brands and developing innovative products and services which meet and anticipate customers’ needs around the world.

In 2005, the business launched many new and innovative products and services to strengthen its brands across all key markets. These included:

•	‘Cuprinol Sprayable’, an award winning water-based spray system for fence treatment;

•	UK Trade ‘Sterishield’, a revolutionary new water-based hygiene paint utilising a silver bactericide;

•	UK Trade ‘Metalshield’, giving eight-year protection for ferrous and non-ferrous metals in a simple system requiring fewer coats than competitive systems;

•	This Old House range in the USA – a premium exterior paint building on ICI’s exterior coating formulation expertise;

•	‘Hammerite’ direct-to-galvanised-metal paint in Brazil; and

•	‘Dulux’ Supergloss 5-in-1, launched in India, offering 300 glossy, clean colours, with long-life, anti-yellowing and good coverage properties.

ICI Paints also generated incremental benefits in 2005 from the cost savings initiatives under the restructuring programme announced in 2003. The business maintained its investment in developing its growth activities in Asia by starting projects to develop new facilities in China and Vietnam.

During the year ICI Paints reorganised its activities in Europe to provide a greater focus on two regional markets: the UK and Ireland, and Continental Europe. The new structure brings together the trade and retail organisations in each region, providing opportunities to simplify manufacturing and supply chain management.

Regional and Industrial

Background
Regional and Industrial comprises several businesses which are essentially local in their scope, the most significant of which are located in Pakistan and Argentina. The businesses accounted for 7% of the Group’s sales in 2005. In Pakistan, ICI operates through non wholly-owned subsidiary companies, quoted on the local stock exchange.

Strategy
ICI has divested many of the Regional and Industrial businesses in recent years, and further divestments will be made if they enhance value. The strategies of most of the businesses are focused on selective areas of growth, with an emphasis on improving cost and capital effectiveness.

Brief description of activities
ICI Pakistan Limited has interests in a number of different market sectors. The more important of these are the manufacture of polyester staple fibre for the textile industry and soda ash for soaps, detergents, glass and paper. Other businesses of ICI Pakistan Limited include pharmaceuticals and specialty products.

Pakistan PTA Limited, located at Port Qasim near Karachi, manufactures pure terephthalic acid (PTA) for the fibre industry.

ICI Argentina manufactures a range of products of which wine chemicals and sulphur related products are the most important. The wine chemicals business is located near Mendoza, while the sulphur related products are manufactured at San Lorenzo, near Rosario.

Strategic developments in 2005
In December 2005, ICI India transferred the rubber chemicals business to a joint venture company in line with its strategy to divest its interests in bulk chemicals.

Following reviews of all manufacturing operations within Regional and Industrial, a series of continuous improvement programmes are being implemented. This is resulting in increases in productivity, improved raw material efficiencies and reduced energy usage.

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Research and development
The Technology Board, comprising the senior business R&D managers, and led by the Group Vice President of R&D, is responsible for the development of the Group’s technology strategy and its implementation by the R&D staff employed by the Group’s businesses. In 2005, expenditure on R&D, excluding Technical Service, amounted to £147m (2004 £146m). This expenditure represented 2.5% of sales in 2005 (2004 2.6%) .

Each of the Group’s businesses is responsible for its own R&D resources and for driving innovation to meet the needs of its customers and markets. The business R&D teams are complemented by a central R&D resource that aims to provide world-class capabilities that are common to all the businesses. The Group’s distributed technology network draws on the expertise across ICI, allowing new products and processes to be developed and exploited by individual businesses more rapidly, and stimulating new options from the combination of the technical capabilities of the Group’s different businesses.

The Business Development Board aims to accelerate the commercial exploitation of technology opportunities within ICI, and reflects the desire to develop continuously and strengthen the links between market needs and technology capability. In 2005, the board continued to focus on the exploitation of the Group’s capabilities in delivery systems to control the in-use release of products in the personal care, flavours and fragrances markets. The board has also been working with the Technology Board in managing the portfolio of projects undertaken by the central technical resources, and in directing the Group’s networks on food and on personal care.

Since 2003, the Group has had a Science Advisory Board which includes four leading external scientists who work with ICI’s senior research executive. The board’s remit is to help challenge and develop the Group’s expertise across the breadth of rapidly changing science and technology needed in its businesses. The Science Advisory Board has been closely involved in developing strategy in key capability areas such as high throughput experimentation, delivery systems, nutrition, fillers/resins and sensory science.

The Group’s prime technology areas of biosciences, molecular sciences and materials have been established to support its goals in selected growth markets and to help establish its position as a leader in formulation science. Within each of these areas is a portfolio of projects that is intended to accelerate the Group’s long-term technology development.

Bioscience has key areas of knowledge and expertise which the Group applies to the development of personal care, food and beverage products. Products to combat the rise in human obesity are an opportunity that ICI is addressing and show good potential.

Molecular sciences underpin much of the Group’s product development, focusing in particular on high throughput R&D to explore novel molecules, formulations and processes. In addition to growing capabilities in the ICI businesses, a centre of excellence has been established with corporate funding to apply the high throughput experimentation methodologies in developing ICI’s position in formulation science and technology. Projects have been completed in areas such as personal care, lubricants, paint, materials development and sensory attributes of food and of beverages.

Current projects in the materials area are directed towards increasing the Group’s ability to fabricate at the nanoscale for macroscale effects. From such research has come the rapidly growing ‘Dulux Diamond’ range, where exceptional hardness and durability is achieved at a highly competitive price through the control of polymer structure at the molecular level. Fundamental research on transport properties in filled polymer systems is carried out by the central resources and underpins the growth of the Electronic and Engineering Materials business of National Starch.

The prime technology areas mentioned above are underpinned by strong capabilities in measurement science and in modelling, both critical elements of ICI’s strong formulation science base. Efficient formulation is a multi-functional business process, and investment in knowledge management tools and processes is a priority. The competitive edge of the Group comes from the combination of these capabilities, not merely the demonstration of excellence in any one area.

With the steady growth of ICI’s business in China, the provision of technical capabilities in that region is of increasing importance. Existing applications laboratories are being developed, and it is planned to add local product development capability for growth businesses such as paints, adhesives and electronics. Common infrastructure needs in the businesses for measurement science and for emulsion polymerisation are being co-located in Shanghai. As part of the capability development plan six Chinese post-doctoral research employees joined the central research facility at Wilton in the UK in 2005.

Regulation, safety, security, health and the environment
ICI’s businesses are subject to the normal regulatory framework applicable to a specialty products and paints company, notably various health, safety and environmental rules both at national and local levels in each of the jurisdictions in which it operates. The scope of these laws varies across the different businesses and jurisdictions. The various manufacturing processes require consents and licences, including relevant emission permits. The Group requires full compliance by its businesses with all relevant Safety, Security, Health and Environment (SSHE) laws and regulations wherever it operates.

ICI’s businesses also voluntarily conform to many international and national codes of best practice.

ICI attaches great importance to safety and health, to reducing any adverse environmental impact of its activities year-on-year and to developing products and services with improved environmental features.

The main process by which the Group manages SSHE issues and seeks to meet its objectives is the Responsible Care Management System (RCMS). This sets out standards along with guidelines, training, auditing and procedures for reviewing and reporting performance, all of which are essential to continuous improvement.

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The system covers operations on site as well as security, product stewardship and community relations. During 2005, Lloyd’s Register Quality Assurance Limited independently verified that RCMS complies with the American Chemistry Council’s new Responsible Care Management System (2004) and Security Code of Management Practices (2002) as well as the UK Responsible Care Codes, the certifiable international standards for environmental and occupational health and safety management systems, ISO 14001 and OHSAS18001, and the ICC (International Chamber of Commerce) Business Charter for Sustainable Development.

ICI works to manage and minimise the risks associated with the soil and groundwater on its sites and has developed further procedures to enable the ranking of priorities for management attention. ICI is engaged in research aimed at developing and implementing more cost effective environmental remediation technologies, some of which is being undertaken in collaboration with other companies and academic institutes.

The raw materials which the Group’s businesses use and the products that they produce are subject to demanding regulations concerning product safety in all parts of the world. These regulations, which also cover product testing and risk assessment requirements, are subject to review and revision, as is currently happening in Europe with the proposed REACH (Registration, Evaluation and Authorisation of Chemicals) regulations. The Group is assessing the potential impact of these proposals on its businesses and planning to ensure compliance when the new European Union regulations come into force.

In addition, there is constant pressure from legislators, customers and the general public to reduce the environmental and health impacts of products throughout their life cycle. To meet these requirements, ICI has a ‘product stewardship’ programme in place within each business. This voluntary programme embraces, through robust business practices, product regulatory requirements, societal pressures, reducing the risk of harm to people and the environment, and the provision of relevant information to enable correct use and disposal of products.

Anticipating external pressures and concerns and providing speedy, innovative solutions with lower environmental and societal impact is becoming a key aspect of sustaining competitive advantage. ICI recognises these pressures and is responding with the introduction of new processes, products and services that improve the efficiency of use of raw materials and utilities and reduce adverse effects.

Processes are in place for regular reviews of environmental liabilities, and provisions held at 31 December 2005 were in accordance with the accounting policy described in the Group accounts on page 57. ICI believes that, within the existing legislative framework and taking account of the provisions already established, the cost of addressing currently identified environmental obligations (as ICI currently views these obligations) is unlikely to have a material adverse effect on its financial position or results of operations.

During 2005 there were nine instances of breaches of environmental or product regulations which resulted in prosecutions or fines totalling £0.1m. Each was investigated and appropriate action taken.

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Environment
ICI’s environmental performance was ahead of target in the majority of areas for the five-year Challenge 2005 period, which includes the impact of its operations on land, air and water as well as product stewardship activities. Baseline levels and results are adjusted for portfolio changes. Of particular note are: 13% energy reduction per tonne of production (target 5%), 18% reduction in greenhouse gas emissions per tonne (target 5%) and 17% reduction in water use per tonne (target 10%). Since 1990 ICI has reported reductions in energy use per tonne of 40%. The latest improvements have been achieved through efficiency improvements, asset rationalisation and redesigned production processes. These three indicators remain on the priority list for 2006-2010 as energy price rises and global warming issues and regional water scarcity become more prevalent.

Employee and employment principles
As at 31 December 2005, ICI employed 31,910 people in more than 50 countries.

An analysis of employee numbers by business and geographical area may be found in note 5 relating to the Group accounts. ICI has a mixture of unionised and non-unionised operations around the world. ICI considers its relations with its employees to be generally good.

ICI employment principles
ICI manages its global organisations through both its International Businesses and its Regional and Industrial Businesses, each of which is responsible for determining its own employees’ terms and conditions and employment policies within the framework of the following Employment Principles agreed by the ICI Executive Management Team.

These Employment Principles are fully consistent with the commitments given in both the ICI Sustainability Report and the ICI Code of Conduct.

Health and safety of employees
The health and safety of employees is a core value of ICI. Our policy is to ensure that all activities are conducted safely and that the health of our employees is protected. ICI sets demanding targets and monitors progress to ensure continuous progress in this area. We require every employee, and those who work on our behalf, to exercise personal responsibility in preventing harm to themselves and others. We communicate openly with our employees about our health and safety activities and performance and provide them with training to drive continuous improvement.

Development of people
ICI is committed to providing support to help release the full potential of all its employees, whilst recognising that the ultimate responsibility for personal development must rest with the individual.

The Company seeks to help every individual understand the personal strengths they can leverage whilst providing the support they need to grow and develop further, in line with the needs of the business.

Diversity
Our ability to become a high-performing organisation depends on our inclusion of people who come from diverse backgrounds and who think in different ways about creating value for our customers and stakeholders. The individuality and creativity that every person brings to the work place is welcomed and appreciated and it is our policy that everyone should be treated in a fair, open and honest manner.

ICI will provide equal opportunities for all employees, irrespective of their race, colour, creed, religion, gender, ancestry, citizenship, sexual preference, marital status, national origin, age, pregnancy, or any other reason prohibited by the laws of the individual countries in which it operates. This will apply with respect to recruitment, promotion, compensation, transfer, retention, training, benefits, and other employment actions.

Respect for the individual
It is the right of all people to be treated with dignity and respect. ICI is committed to providing and fostering a working environment that is free from harassment, discrimination, victimisation or bullying, and where all employees are treated with dignity and respect. Verbal or physical conduct that unreasonably interferes with another individual’s work performance, creates an intimidating, hostile, or offensive working environment, or adversely affects opportunities, will not be tolerated. Allegations of bullying or harassment will be taken seriously at all levels and will be dealt with in a sensitive manner.

Work/life balance
ICI aims to create a more productive and efficient workforce that will meet business requirements while supporting employees in successfully managing their personal and family commitments.

We aim to exploit the opportunities offered by new technologies to improve our ability to accommodate more flexible patterns of working, where the nature of the work makes this possible.

Our success in achieving this relies on the co-operation and shared responsibility of the Company and its employees, who are partners in the process of managing the balance of work/life issues.

Organisational change
Change is an important and inevitable feature of the world in which we live, and responding positively to change is vital to our success and growth as an organisation and as individuals. From time to time, this will also include changes to the structure of our businesses.

ICI’s commitment is to:

•	ensure that employees are kept informed about the issues and challenges facing the business;

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•	be sensitive to the implications of change from the perspective of our employees; and

•	be understanding and supportive of their needs and to seek to mitigate the effects of necessary business restructuring.

Communication and consultation
The Company is committed to effective consultation. It believes that knowledgeable and well-informed employees are critical to its success and that there should be clear channels of communication and opportunities for dialogue on issues which affect employees’ working lives.

The principal aims of communication and consultation are to:

•	improve employees’ understanding of the business and its goals;

•	increase mutual trust and commitment;

•	highlight any concerns which might have an adverse impact on the business; and

•	allow people to contribute their opinion and experience.

Performance and reward
Pay structures for employees at all levels should be designed to reinforce the link between performance and reward. Employees will, wherever possible, be set performance objectives which support the achievement of overall team and business goals, and their individual reward will reflect their performance against these objectives.

Reward will also recognise the prevailing business climate and the circumstances of the relevant local labour market.

ICI disability discrimination policy
The working environment of a disabled person may often contain barriers that affect equal integration and participation within the workplace. These barriers may take the form of unadapted equipment, physical access, or discriminatory attitudes and behaviour. By attempting to create an accessible and non-discriminatory working environment, the Company seeks to assist disabled people to achieve equality alongside their colleagues, and to make a full and positive contribution.

Unfair discrimination of any disabled worker or visitor is unacceptable and will not be tolerated by ICI. Allegations of disability discrimination will be taken seriously at all levels and will be dealt with in a confidential manner. Appropriate disciplinary action, including summary dismissal for serious offences, may be taken against any employee who discriminates unfairly against a disabled person.

In order to ensure that people with disabilities in ICI obtain equality of opportunity alongside others, and that they are actively encouraged to contribute and realise their potential, ICI is undertaking the commitments set out by the UK Employment Service to become a Disability Symbol (the “Symbol”) user and is subscribing to the initiative ‘Positive About Disabled People’, a nationally-recognised framework for developing good practice in relation to disabled people. As a Company, ICI is committed to improving work and career opportunities for all its employees, and the Symbol supports this for both current and future employees, some of whom may have a disability.

ICI’s commitments to disabled people include: a guaranteed job interview for applicants with a disability who meet the minimum criteria for a vacancy; regular consultation on what can be done to ensure that they can develop and use their abilities at work; wherever possible retaining employees if they become disabled; improving employee knowledge, awareness and understanding of disability to make our commitments work; and measuring the Group’s achievements against these commitments, planning ways of improving our performance and communicating future initiatives to employees.

Retirement benefits
The Group’s policy objective since 2000 has been to provide retirement benefits for its new employees on a defined contribution basis. 75% of ICI’s employee population works in countries which have now switched to defined contribution provision for new employees. In addition a further 14% of employees work in countries where the main retirement benefit provision is via state and other mandatory arrangements. ICI also has significant defined benefit retirement liabilities for its existing employees, principally in closed pension schemes. In addition, post-retirement healthcare benefits are provided, principally to employees within the US businesses, and from 2006 these will be on a defined contribution basis for new employees.

The main defined benefit schemes are in the UK (the ICI UK Pension Fund and ICI UK Specialty Chemicals Fund), the USA, the Netherlands, Germany, Belgium and Canada. With the exception of the retirement benefit schemes in Germany and the post-retirement healthcare plans, all the tax approved schemes are funded. The funds are generally administered by fund trustees or fiduciaries under trust deeds and legislation appropriate to the relevant jurisdictions. The ICI UK Pension Fund is by far the largest scheme and makes up 80% of the total Group’s defined benefit pension plans; in addition to 1,228 employee members, this fund has 59,737 pensioner members and 15,033 deferred pension members.

Investment and liability decisions for the funded defined benefit schemes are based on underlying actuarial and economic circumstances with the objective of ensuring that the schemes have sufficient assets to meet liabilities as they fall due. Investment strategy is generally to ensure an appropriate balance between risk and reward having regard to the maturity of the fund. For example, the ICI UK Pension Fund has 82% invested in bonds and 18% in return seeking assets such as equities. This mix of investments takes account of the proportion of liabilities relating to pensioner members.

The funds are valued regularly, with assistance from independent actuaries, for funding purposes and are valued at least annually for accounting purposes. Given the size of the pension liabilities, changes in their value or in the value of the assets in the funds due to fluctuations in investment conditions can result in significant volatility in funding levels and can have a material impact on the Group. During 2005, a valuation of the ICI UK Pension Fund was completed and the deficit, measured for funding purposes, increased from £443m at 31 March 2003 to £657m at 31 March 2005, with the majority of the increase being due to changed mortality assumptions, based on the experience of the fund and allowance for further improvement in longevity. The Company has agreed to make increased “top-up” payments to the ICI UK Pension Fund over the next nine years, comprising annual payments of £122m for the first four years starting in 2006 and payments of £62m for the following five years.

The total present value of the liabilities of the Group’s post-retirement benefit schemes, measured in accordance with IFRS, were £9,882m at 31 December 2005. The fair value of scheme assets at the same date was £8,194m resulting in an overall net deficit in respect of pensions and post-retirement healthcare liabilities of £1,688m. This deficit comprises £817m in respect of the ICI UK Pension Fund, £449m in respect of other funded pension schemes and £422m in respect of unfunded pension schemes and post-retirement healthcare benefits.

For accounting purposes, the Group has adopted the option in IAS 19 to recognise in full each year any actuarial gains and losses. The net recognised deficit at the balance sheet date is based on the assets valued at market rates on the balance sheet date, and liabilities valued using discount rates also determined from market rates. This net deficit is thus subject to considerable volatility based on changes in market conditions. The detailed assumptions are disclosed in note 25. In the income statement the Group has chosen to present separately the net finance expense from current and past service costs which are included within operating costs.

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Other Group information

Markets and distribution
ICI sells its products through an extensive network of subsidiaries, associates and distributors.

Specialty products manufactured by National Starch, Quest and Uniqema are sold mainly by direct sales forces and distributors. Customers are primarily other manufacturers in a range of markets from consumer-orientated manufacturers of branded goods in the food, perfume and personal care sectors to those involved in surfactants, lubricants, papermaking and chemicals.

Paints are sold through a range of distribution channels. Branded architectural paints are sold through a combination of independent trade and retail outlets, as well as the Group’s own trade stores, particularly in North America and the UK. Can coatings are sold to packaging manufacturers but supplied directly to beverage and food manufacturers in Europe, the Americas and Asia, where they are used in the production process.

The Group’s Regional and Industrial businesses sell into a wide range of industries including engineering, textiles, pharmaceuticals, aerospace, electronics and the extractive industries. These products are either marketed directly or through independent merchants, wholesalers and distributors who resell to small users. Commodity products are sold through a direct sales force or through distributors, primarily to other operators in the chemical industry.

Competition
Owing to the breadth and variety of the products and end markets served, the Group encounters a wide range of competitors, from multinational companies to many small local and independent firms.

National Starch does not compete with any one competitor in all of its markets. However, multinational competitors in specific markets include H. B. Fuller, Rohm and Haas, Henkel, Air Products and Chemicals and A. E. Staley. Similarly, Uniqema does not compete with any one competitor in all of its markets, but competitors in particular markets include BASF, Cognis, Croda, Degussa and Rhodia.

Quest is a leader in the development, application and production of flavours and fragrances. Quest’s main competitors are multinational flavour and fragrance houses, including International Flavors & Fragrances (IFF) and Givaudan.

ICI Paints’ principal competitors have regional strengths in decorative coatings and include Sherwin-Williams (North America), BASF (Latin America), Akzo Nobel (Europe) and Nippon Paint (Asia).

Seasonality
Due to the diversity of their product portfolios and broad international coverage, seasonality within National Starch, Quest, Uniqema and the Regional and Industrial businesses is not significant. ICI Paints, however, is affected, with trading patterns influenced by prevailing weather conditions. With the geographic profile of ICI Paints, this typically results in higher levels of activity in the second and third quarters of the year.

Sources and availability of raw materials
The raw materials used by ICI’s businesses are from a variety of sources, principally comprising petrochemical-based raw materials, renewable resources and a range of other materials. A brief description of the raw materials and respective sources is provided for each business below. ICI has established a core capability in procurement, embedded within its businesses but managed across the Group by a Procurement Board. ICI believes that the cost savings generated by improving its procurement capabilities have been significant and that there is still scope for significant further improvement.

The prices of raw materials are subject to normal conditions of supply and demand. However, the prices of some raw materials are volatile and are affected by cyclical movements in commodity prices and the availability of such materials.

The primary raw materials used by National Starch are petrochemical based or are derived from corn and tapioca. A wide range of suppliers are used, and materials are generally available in most geographic markets. Specialty hybrid corns (high amylase and waxy seeds) are planted under contract for National Starch to help ensure supply of these special strains. Many of National Starch’s products, especially in the Electronic and Engineering Materials business, contain one or more proprietary raw materials, developed and manufactured in-house. These materials are not available to National Starch’s competitors, therefore providing a unique position in a number of markets.

Quest purchases thousands of different raw materials from sources around the world. The main natural raw materials are extracts and concentrates from fruits, vegetables and other flora, as well as animal-based products and essential oils. Synthetic raw materials are mostly organic chemicals.

The raw materials for Uniqema include a wide range of both renewable (palm oil, rape-seed oil and tallows) and petrochemical-based (ethylene oxide and propylene oxide) raw materials. Tallow is typically procured in Europe, North America and Latin America, while palm oil is normally sourced from Asia.

Key raw materials for ICI Paints include resins, solvents and pigments supplied by major chemical companies. Materials are typically available worldwide, and ICI Paints believes its strong global footprint provides commercial advantages in securing the supply of essential materials.

Intellectual property
ICI has many patents and patent applications which help to protect its technology and numerous trademark registrations which help to protect its brands. In addition, ICI derives substantial competitive advantage from proprietary business knowledge relating to formulae, products, processes and technical know-how.

ICI uses appropriate terms of employment and management processes to identify and protect its intellectual property. As necessary, it enters into confidentiality agreements with customers, suppliers and other third parties to protect the confidentiality of its proprietary, technical and business information.

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Liquidity and capital resources

Treasury policies
The Group’s Treasury seeks to reduce financial risk, to ensure sufficient liquidity is available to meet foreseeable needs and to invest cash assets safely and profitably. It operates within policies and procedures approved by the Board, which include strict controls on the use of financial instruments in managing the Group’s risk. The Group does not undertake any trading activity in financial instruments. The Group reviews the credit quality of counterparties and limits individual and aggregate credit exposures accordingly.

Financing and interest rate risk
At 31 December 2005, the Group’s net debt was £745m (2004 £989m after IFRS restatement).

Debt is principally sourced from bonds, medium-term notes, commercial paper, securitised receivables and bank debt. The Group’s borrowings are primarily raised centrally by Group finance companies and subsequently lent to operating subsidiaries on commercial terms. The Group borrows in the major global debt markets in a range of currencies at both fixed and floating rates of interest and uses derivatives to generate the desired currency and interest rate profile of borrowings.

The Group’s exposure to interest rate fluctuations on its borrowings is managed through the use of interest rate swaps and forward rate agreements. The Group’s target is to maintain interest cover above four times. It maintains its debt book principally in floating rates, but fixes debt, selectively, to support its policy of trying to ensure that interest cover does not fall below four times. Notes 22 and 30 relating to the Group accounts show the overall interest rate structure of the Group’s borrowings at the end of 2005. The currency disposition of the borrowings is used as a partial, long-term hedge of the cash flows arising from investments overseas and as a hedge against future business disposal proceeds due to be received. Consequently a large part of the Group’s borrowings (after taking account of swaps and forward contracts) are denominated in US dollars. Details of the currency mix of borrowings are shown in note 30 relating to the Group accounts. In addition, in determining currency mix, the Group takes into account the availability and costs of funds, and the sensitivity of Group gearing and earnings ratios to exchange rate movements.

The maturity of loans is shown in note 22 relating to the Group accounts. The Group’s objective in determining borrowing maturity is to ensure a balance between flexibility, cost and the continuing availability of funds.

Funding policy aims to produce a reasonably even maturity profile for long-term debt up to five years maturity. The average maturity for long-term debt was 3.5 years at 31 December 2005.

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Foreign currency risk
Most of the Group’s net assets are denominated in currencies other than Sterling with the result that the Group’s Sterling balance sheet can be significantly affected by currency movements. The Group partially hedges this effect by borrowing in currencies other than Sterling. The Group does not hedge translation exposures other than by the passive use of currency borrowings.

The Group requires its subsidiaries to hedge their material transaction exposures (sales and purchases in currencies other than their functional currency) using forward contracts. The majority of this hedging is performed by Group Treasury. The Group selectively hedges its anticipated future trading cash flows up to 12 months ahead using forward contracts and purchased currency options. The Group’s profits are denominated in many currencies across the world, the most significant of which are the US dollar and related currencies.

Based on the 2005 currency mix of profits, the adverse annual impact due to translation exposures on the Group operating profit (before special items) of a 5% strengthening of Sterling against the US dollar and related currencies compared with the average rates prevailing in 2005 would be approximately £13m. The equivalent impact of a 5% strengthening of Sterling against the Euro would lead to an adverse impact of approximately £4m.

Counterparty credit risk
The Group’s counterparty credit risks arise mainly from non-central operating cash held on short-term bank deposit, the positive “mark to market” effect of swaps and counterparty risk arising from the liquidity of the Group’s captive insurance company. The Group considers the risk of material loss in the event of non-performance by a financial or non-financial counterparty to be low.

Quantitative disclosure about market risk
The analysis below presents the sensitivity of the market value or the fair value of the Group’s financial instruments to selected changes in market rates and prices. The rates of change chosen reflect the Group’s view of changes that are reasonably possible over a one-year period. Fair values are quoted values or, where these are not available, values obtained by discounting cash flows at market rates or using option valuation models. The fair values for interest rate risk are calculated by using a standard zero coupon discounted cash flow pricing model.

Market risk – Interest rate sensitivity
The sensitivity analysis in the table which follows assumes an instantaneous 1% movement in interest rates of all currencies from their levels at 31 December 2005, with all other variables held constant.

Market risk – Interest rate sensitivity
	Fair value		Fair value change
	31 December		+1%	–1%
	2005	2004	movement in	movement in
			interest rates	interest rates
	£m	£m	£m	£m

Loans	(1,280)	(1,355)	35	(38)

Currency swaps	–	(2)	–	–

Interest rate swaps	(8)	12	(5)	5

An absolute increase in interest rates of all currencies of 1% would result in an increase of £11m in the Group net finance expense before post-retirement benefit finance costs.

Market risk – Foreign currency sensitivity
The sensitivity analysis in the table which follows assumes an instantaneous 10% change in foreign currency exchange rates against Sterling from their levels at 31 December 2005, with all other variables (including interest rates and currency option volatility) held constant.
Market risk – Foreign currency sensitivity
	Fair value		Fair value change
	31 December		+10%	–10%
	2005	2004	strengthening	weakening
			of Sterling*	of Sterling*
	£m	£m	£m	£m

Loans	(1,280)	(1,355)	85	(102)

Currency swaps	–	(2)	29	(35)

Forward contracts
hedging debt	5	(12)	9	(11)

Forward contracts
hedging working capital	–	1	2	(2)

* Against all currencies.

The Group’s debt after financial derivatives at the 2005 year-end was held 50% in US dollars, 39% in Euro, 9% in Yen and 2% in other currencies.

Changes from movements in currency rates in loans, currency swaps and forward contracts hedging debt, and similar movements in the values of the investments being hedged, are taken through the Statement of Group recognised income and expense in accordance with IAS 21 and IAS 39.

Changes due to exchange movements in forward contracts hedging working capital are recognised in trading profit immediately, but are offset by gains/losses on the working capital they are hedging.

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Group expenditure on property, plant and equipment and intangible assets
	2005	2004
	£m	£m

National Starch	53	64

Quest	22	17

Uniqema	17	18

Paints	45	48

Regional and Industrial	18	10

Corporate and other	3	3

Total	158	160

Depreciation and amortisation	171	169

	2005	2004
	£m	£m

United Kingdom	20	23

Continental Europe	27	38

North America	64	59

Latin America	8	9

Asia	37	30

Other countries	2	1

Total	158	160

Capital expenditure
The analysis in the table above summarises the Group’s capital expenditure on property, plant and equipment and intangible assets over the two-year period ending 31 December 2005. Capital expenditure of £158m for 2005 was £2m below 2004.

In 2005, capital expenditure was incurred on a large number of relatively minor projects aimed at achieving additional capacity, as well as for productivity improvements through increased automation of manufacturing processes and the relocation and consolidation of facilities. ICI also continued to invest preferentially in its “grow aggressively” businesses with National Starch opening a new technical and manufacturing centre in China and Paints starting two new manufacturing projects in China and Vietnam.

Commitments for capital expenditure not provided in the Group’s consolidated financial statements totalled £100m at 31 December 2005 (2004 £123m).

These are analysed further in note 32 relating to the Group accounts between those for which contracts have been placed and those authorised, but not yet contracted.

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1. Peter B Ellwood, CBE
Chairman
Appointed a Non-Executive Director and Deputy Chairman on 27 June 2003 and Chairman with effect from 1 January 2004.

Peter Ellwood joined Barclays Bank in 1961 where he held a number of senior roles including Chief Executive of Barclaycard from 1985 to 1989.

In 1989 he joined TSB Bank as Chief Executive, Retail Banking, was appointed a Director of TSB Group in 1990 and became Group Chief Executive in 1992. Following the merger with Lloyds Bank in 1995, he became Deputy Group Chief Executive of Lloyds TSB Group plc, subsequently becoming Group Chief Executive in 1997 until his retirement in 2003. He was Chairman of Visa International from 1994 to 1999.

Peter Ellwood was made a Commander of the Order of the British Empire for services to banking in 2001 and is a Fellow of the Chartered Institute of Bankers. He has received Honorary Doctorates from both Leicester University and the University of Central England. He is Chairman of the UK Royal Parks Advisory Board, The Royal Parks Charitable Foundation and The Work Foundation of Great Britain. He is also a Director of the Royal Philharmonic Orchestra and Deputy Chairman of the Royal College of Music. In September 2005 he was appointed a Non-Executive Director of First Data Corporation, Inc.

In his business career Peter Ellwood has been a leader in driving structural change and efficiency improvement and he brings to his role as Chairman extensive business experience, energy and determination. Aged 62.

2. John D G McAdam
Chief Executive
Appointed a Director on 1 March 1999 and Chief Executive on 9 April 2003. He joined the Company in 1997 following the acquisition of the Speciality Chemicals businesses from Unilever.

John McAdam graduated from Manchester University with a first class honours degree in Chemical Physics and, after completing his doctorate, was awarded a research fellowship.

In 1974 he joined Unilever as a management trainee and held a variety of managerial positions within Birds Eye Foods before joining the Board of Unilever’s flavours and fragrance business, PPF International, as Technical Director. In 1987, he joined the Board of Quest International as Senior Vice President in charge of Manufacturing, Logistics and Procurement before returning to Birds Eye Walls, where he assumed Board responsibility for Manufacturing, Research and Development.

In 1993 he was appointed Chairman of Unichema International and, following ICI’s acquisition of the Unilever Speciality Chemical businesses in 1997, became Chairman and Chief Executive Officer of Quest and a member of the ICI Executive Management Team. In January 1998 he was appointed Chairman and Chief Executive of ICI Paints and the following year he was elected to the Board of ICI with additional responsibility for Research, Development and Technology and ICI’s activities in Asia.

John McAdam is a business leader with a strong focus on results and extensive knowledge of ICI’s operations around the world. The Board believes that the combination of knowledge, drive and leadership he is bringing to bear on the issues facing ICI is serving both the Company and its shareholders well.

Until September 2005, John McAdam was a Non-Executive Director of Severn Trent Plc. He was appointed as Senior Independent Director of J Sainsbury plc on 1 September 2005. In addition, he is a member of the University of Surrey Business Advisory Board and a member of the University of Cambridge Chemistry Advisory Board. Aged 57.

3. Alan Brown
Chief Financial Officer
Appointed a Director and Chief Financial Officer on 14 November 2005.

Alan Brown read law at Liverpool University and was called to the Bar in 1981. He is also a member of the Chartered Institute of Management Accountants.

He joined Unilever in 1980 and during the first seven years of his career worked in Birds Eye Walls in the UK. After four years in Mergers & Acquisitions, Treasury and Investor Relations at Unilever Head Office, Alan Brown returned to Birds Eye Walls as Finance and Commercial Director in 1991.

In 1994 he moved to Unilever Food & Beverages, Europe, as Senior Vice President, Finance and Information Technology. In 1997 he moved to Asia as Executive Chairman, Unilever Taiwan and then, in 2001, assumed the role of Executive Chairman, Unilever China and, more recently, of Unilever Hong Kong, as well.

Alan Brown has had a distinguished career as a senior finance professional and general manager within Unilever and possesses a considerable breadth of commercial and international experience, having worked extensively in Asia and Continental Europe. Aged 49.

4. David C M Hamill
Director
Appointed a Director on 8 December 2003. He is Chairman and Chief Executive of ICI Paints.

David Hamill joined the Company from Royal Philips Electronics where he was a member of the Group Management Committee. A graduate in Production Engineering and Management from Strathclyde University, David Hamill worked for Honeywell and General Instruments before joining Philips Semiconductors as product manager in 1986. He held a number of senior positions within Philips’ Power Semiconductors and Lighting businesses, becoming President of Philips Lighting Asia Pacific in 1996 and Executive Vice President of Philips Lighting and Chief Executive Officer of the Lamps business group two years later.

In May 2001 he became President and Chief Executive Officer of Philips Lighting.

David Hamill has held senior management roles in Europe and Asia where he has gained considerable production, commercial, marketing and finance experience. Whilst his experience with large retail customers has specific relevance for ICI Paints, his broader business expertise, and in particular his understanding of Asian markets, is of value to the Group as a whole.

Until 7 December 2005, David Hamill was a Non-Executive Director of BPB plc. Aged 48.

5. Charles F Knott
Director
Appointed a Director on 1 September 2004. He is Chairman and Chief Executive of Quest International and has regional oversight responsibilities for Group activities in Europe, the Middle East and Africa.

Charles Knott graduated from Newcastle University in 1976 with an honours degree in Mathematics and Statistics. He joined National Starch and Chemical Company in 1984 as Commercial Director of Laing-National in Manchester and subsequently served in Germany and the Netherlands before returning to the UK in 1990 as Managing Director of National Starch’s UK Adhesives operations.

Charles Knott was appointed Divisional Vice President, Performance Adhesives, in the United States and in 1994 became Senior Divisional Vice President and General Manager for the US Adhesives business.

In 1995 he relocated to Singapore to lead National Starch’s Asia-Pacific operations as Corporate Vice President. He was appointed National Starch Chief Operating Officer in January 2001. In March 2003 he became Chairman and Chief Executive of Quest International, and Executive Vice President and member of the Executive Management Team of ICI. Aged 51.

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6. William H Powell
Director
Appointed a Director on 2 February 2000. He is Chairman and Chief Executive of National Starch and Chemical Company and has Board responsibility for Sustainability (which includes Group Safety, Health and Environment matters).

William Powell joined National Starch and Chemical Company in 1976, gaining extensive experience in production, planning and general management. In 1981, he was appointed Divisional Vice President of Manufacturing for Adhesives and Resins. He was promoted to Corporate Vice President of the Resins and Specialty Chemical Division in 1984; Corporate Vice President, International in 1986; Group Vice President, Industrial Starch and Food Products division in 1989; and Executive Vice President in 1997. In 1999, he was appointed Chairman and Chief Executive Officer.

William Powell has a degree in Chemistry and a Masters degree in Chemical Engineering from Case Western Reserve University. In addition he has a Masters in Business Administration from the University of North Dakota. He is a past Chairman of the Corn Refiners Association and currently an Honorary Director. He is a Non-Executive Director of Granite Construction Incorporated and a member of the Institute of Food Technologists and the American Institute of Chemical Engineers. He is also a member of: the Board of Directors of the American Chemistry Council; the Executive Committee of the Society of Chemical Industry, American Section; and the Board of Trustees of the State Theatre of New Jersey. William Powell is a US citizen. Aged 60.

7. Adri Baan
Non-Executive Director
Appointed a Non-Executive Director on 25 June 2001. He has a Masters degree in Physics from the University of Amsterdam and joined Philips as a project manager in 1969.

He has held a series of senior positions with Philips in Europe and North America. From 1984 to 1986 he was Vice Chairman of Philips Industrial Electronics in Eindhoven and two years later was appointed Executive Vice President, North American Philips. He was Managing Director of Philips Business Electronics from 1993 to 1996 and Chief Executive Officer and a Member of the Group Management Committee from 1996 to 1998. In 1998 he was appointed Executive Vice President, Royal Philips Electronics and Member of the Management Board, a position which he held until 2001.

In addition, he was formerly the Chairman of Integrated Production and Test Engineering NV, and a Director of Medquist, NPM Capital, PSA Corporation Limited (Port of Singapore Authority), Hesse-Noord Natie, Port of Antwerp and ASM International NV. He is currently a Director of Wolters Kluwer NV, Hagemeyer NV, International Power plc, the Trust Office of KAS BANK NV, OCE NV, PSA Europe Limited and Chairman of the Supervisory Board of AFM (the Authority for Financial Markets in the Netherlands). He is also on the Board of the University of Amsterdam and Vice Chairman of Koninklijke Volker Wessels Stevin NV. Adri Baan is a Dutch national. Aged 63.

8. Rt. Hon. Lord Butler of Brockwell, KG, GCB, CVO
Senior Independent Director
Appointed a Non-Executive Director on 1 July 1998. Since 1 January 2002 he has been the Board’s Senior Independent Director.

After graduating with a double first in Mods and Greats (Literae Humaniores) from University College, Oxford, Lord Butler joined the Treasury in 1961 where he held a succession of posts before becoming Private Secretary to the Financial Secretary in 1964 and Secretary of the Budget Committee from 1965 to 1969. He was seconded to the Bank of England in 1969 and subsequently acted as Private Secretary to three Prime Ministers (Rt. Hon. Edward Heath 1972-74, Rt. Hon. Harold Wilson 1974-75 and Rt. Hon. Margaret Thatcher 1982-85).

In 1985 Lord Butler became second Permanent Secretary, Public Expenditure, HM Treasury, and in 1988 he was appointed as Secretary of the Cabinet and Head of the Home Civil Service. He retired from the Civil Service in 1998.

He is currently Master of University College, Oxford, and a Non-Executive Director of HSBC Holdings plc. In 1999 he served on the Royal Commission on Reform of the House of Lords and in 2004 chaired the UK Review of Intelligence on Weapons of Mass Destruction. He is also a trustee of the Rhodes Trust, a Visitor of the Ashmolean Museum and a member of the Marsh & McLennan International Advisory Board. Aged 68.

9. Joseph T Gorman
Non-Executive Director
Appointed a Non-Executive Director on 20 September 2000. He is Chairman of the ICI Audit Committee.

A graduate of Kent State University and holding a doctorate from Yale Law School, Joseph Gorman practised law for five years before, in 1962, joining the legal department of TRW Inc., a multi-national, diversified company specialising in space, defense and automotive systems.

He became Secretary of TRW in 1970 and Vice President in 1972. He served as Vice President and General Counsel from 1976 to 1980 when he was elected Executive Vice President and given responsibility for the Industrial & Energy business unit. In 1985 he was appointed President and Chief Operating Officer of the Company and three years later became Chairman and Chief Executive Officer.

A past Chairman of the US-Japan Business Council, he received Japan’s 1994 Prime Minister’s Trade Award for his contribution to promoting improved US-Japan trade relations. He has served on the Boards of the US-China Business Council and the Prince of Wales Business Leaders Forum and was a member of the President’s Export Council. He is a trustee of the Centre for Strategic and International Studies and also serves the Council on Competitiveness as a co-industry vice chair and member of the executive committee.

Joseph Gorman is a Director of Alcoa, Inc., The Procter & Gamble Company, National City Corporation and TMG International AB. Joseph Gorman is a US citizen. Aged 68.

10. Richard N Haythornthwaite
Non-Executive Director
Appointed a Non-Executive Director on 20 February 2001. He is Chairman of the ICI Remuneration Committee.

A graduate of The Queen’s College, Oxford with a degree in Geology and a Sloan Fellow of the Massachusetts Institute of Technology, Richard Haythornthwaite has over 25 years of international industry experience covering a broad mix of strategic and operational roles.

He has extensive experience in organisational and cultural change leadership, cost reduction programmes, results-driven performance initiatives and negotiating and executing acquisitions and divestments worldwide.

Richard Haythornthwaite’s career began with BP plc where he held a variety of positions in its European and American operations from 1978 to 1995, including General Manager of the Magnus Oilfield and President of BP Venezuela.

In 1995 he joined the Board of Premier Oil, where he was responsible for corporate and commercial affairs, and two years later joined Blue Circle Industries plc as Chief Executive of Heavy Building Materials in Europe and Asia. He was appointed Group Chief Executive of Blue Circle in 1999. Following its acquisition of Blue Circle in 2001, he became a Non-Executive Director of Lafarge S.A., standing down from that Board in July 2003. From 1999 to 2003 he was a Non-Executive Director of Cookson Group plc. In addition, from 2001 until 2005, Richard Haythornthwaite was Group Chief Executive Officer of Invensys plc.

He is currently Managing Director of Star Capital Partners and Chairman of the Better Regulation Commission. In addition, he is Chairman of the Almeida Theatre Company Limited, Trustee of NMSI and a Board Member of the British Council. Aged 49.

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11. Baroness Noakes, DBE
Non-Executive Director
Appointed a Non-Executive Director on 1 March 2004. A law graduate of Bristol University, Baroness Noakes has extensive experience both in the City, as a senior partner of KPMG, from which she retired in 2000, and as an adviser to the UK Government.

She joined Peat Marwick Mitchell & Co (now KPMG) in 1970 and was made a partner in 1983. Her experience was a combination of corporate and public sector work and she led KPMG’s international government practice.

From 1979 to 1981 she was seconded to HM Treasury. In a further secondment in 1988, she joined the Department of Health as Director of Finance and Corporate Information on the NHS Management Executive, the Board chaired by the NHS Chief Executive. She was a Director of the Bank of England from 1994 to 2001, becoming the Senior Non-Executive Director in 1998. She was a Non-Executive Director of John Laing plc from 2002 to 2004 and has also served as President of the Institute of Chartered Accountants in England and Wales.

Baroness Noakes is currently the Senior Independent Director at both Carpetright plc and SThree plc. She is also a Non-Executive Director of Hanson plc and the English National Opera and is also a trustee of the Reuters Founders Share Company. Aged 56.

New Directors appointed between Annual General Meetings to fill casual vacancies, or as additional Directors, retire at the Annual General Meeting following their appointment and are eligible for election. At each Annual General Meeting one third of the other Directors, or if their number is not three or a multiple of three, the nearest to one third (being those longest in office since their last election or re-election), also retire and are eligible for re-election. In addition, any Director who has been in office for three years or more since his or her last re-election shall retire at the Annual General Meeting.

Tim Scott died in August 2005. He was succeeded by Alan Brown as Chief Financial Officer who was appointed on 14 November 2005.

Alan Brown retires under Article 102 of the Company’s Articles of Association. He is recommended for election to the Board.

Peter Ellwood, Richard Haythornthwaite and John McAdam retire under Article 96 of the Company’s Articles of Association. All three Directors are recommended for re-election.

In addition, Lord Butler retires in accordance with the policy set out on pages 35 and 36. He is recommended for re-election.

All Executive Directors are employed on rolling contracts, subject to no more than one year’s notice.

No Director or Officer has a family relationship with any other Director or Officer.

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Executive Management Team

The Executive Management Team comprises the Executive Directors and the following:

12. Leonard J Berlik
Appointed a member of the Executive Management Team on 1 April 2000. He is Executive Vice President, Uniqema. He joined National Starch and Chemical Company in 1972 and, prior to his appointment with Industrial Specialties (now Uniqema) in 2000, served as Executive Vice President of the Adhesives Division. He is a Non-Executive Director of NIZO food research B.V. Leonard Berlik is a US citizen. Aged 58.

13. Rolf Deusinger
Appointed a member of the Executive Management Team on 1 July 2002. He is Executive Vice President Human Resources. He joined the Company in October 1999 as Senior Vice President Human Resources for ICI Paints. Previously he was Head of International Human Resources for Messer Griesheim GmbH based in Germany. He has more than 20 years of international experience in the field of Human Resources, predominantly in consumer businesses, including PepsiCo, covering the Americas, Europe and Central Asia. Rolf Deusinger is a German national. Aged 48.

14. Andy M Ransom
Appointed a member of the Executive Management Team on 1 July 2005. He is General Counsel, Executive Vice President Mergers and Acquisitions and Company Secretary. A graduate of the University of Southampton, Andy Ransom qualified as a solicitor in 1987 and joined ICI in the same year, specialising as a senior mergers and acquisitions lawyer in the Corporate Centre. He was seconded to ICI Explosives in Toronto, Canada in 1996 and became Vice President and General Counsel for ICI in the Americas, based in New Jersey, USA, two years later. In 2000 he was appointed Group Vice President Mergers and Acquisitions, before being appointed to his current role. Aged 42.

Officers of the Company
The persons listed above together with David J Gee, Executive Vice President, Regional and Industrial businesses, are regarded as the Officers of the Company for the purposes of the Annual Report and Accounts. Michael H C Herlihy was an Officer until his retirement on 30 June 2005, after which he was replaced by Andy M Ransom.

Key management personnel
For the purposes of disclosure under IAS 24 Related Party Disclosures as in note 2 relating to the Group accounts on page 64, key management personnel are considered to comprise the Directors and Officers of the Company.

34 ICI Annual Report and Accounts 2005	Board of Directors and Executive Management Team

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Nomination Committee
The Nomination Committee is responsible for proposing new appointments of Directors to the Board and reviews succession plans and arrangements for the Board and EMT. It met on two occasions in 2005.

The Nomination Committee comprises the Non–Executive Directors, under the chairmanship of Mr Ellwood.

In 2005, the Committee dealt with the appointment of a new Chief Financial Officer, as described above. It also agreed the processes to be followed in relation to future Board appointments and discussed succession planning arrangements for NEDs.

Remuneration Committee
The Remuneration Committee determines, on behalf of the Board, the Company’s policy on the remuneration of the Chairman, Executive Directors and the most senior management of the Company. The Committee determines the total remuneration packages for these individuals, including any compensation on termination of office. It met on five occasions in 2005.

The Committee comprises the NEDs under the chairmanship of Mr Haythornthwaite. The Chairman of the Committee normally invites the Chairman, Chief Executive, Executive Vice President Human Resources and Vice President Performance & Reward to attend meetings, to respond to specific questions raised by the Committee. This specifically excludes any matter concerning their own personal remuneration.

The work of the Remuneration Committee during 2005 has included consideration of the following matters:

•	reviewing the peer group companies for the Total Shareholder Return (TSR) element of the Performance Growth Plan (PGP) 2005- 2007 cycle;

•	testing performance conditions for share option grants;

•	approving the 2004 Remuneration Report;

•	reviewing and approving the restated annual incentive plan targets for the Chief Executive and EMT, following the 2005 IFRS restatement process;

•	reviewing and revising the Company’s policy on Executive rewards;

•	conducting a review of the effectiveness of the Remuneration Committee;

•	reviewing and approving the death in service benefits to be paid to the estate of Mr Scott;

•	approving the remuneration package of the new Chief Financial Officer;

•	reviewing and approving revised fee and base salaries for the Chairman, Chief Executive and the EMT; and

•	approving annual grants and awards under the Annual Incentive Plan, the Executive Share Option Scheme and the PGP for the Chief Executive and the EMT.

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The Remuneration Report on pages 42 to 52 includes details of remuneration policy and practices, and the remuneration of Directors.

Audit Committee
The Audit Committee assists the Board in the discharge of its responsibilities for corporate governance, financial reporting and corporate control. It met on four occasions in 2005. The Committee comprises the NEDs under the chairmanship of Mr Gorman. The dates on which these individuals were first appointed to the Committee are as follows:

J T Gorman	September 2000
A Baan	June 2001
Lord Butler	July 1998
R N Haythornthwaite	February 2001
Baroness Noakes	March 2004

The Board has determined that Mr Gorman and Baroness Noakes are the Audit Committee’s financial experts.

The Audit Committee has established a policy which is intended to preserve the independence of KPMG Audit Plc, when acting as auditor of the Group Accounts. This policy governs the provision of audit and non-audit services by the auditor and its associates. It identifies certain non-audit services which the auditor is prohibited from providing. Certain defined categories of permitted service are approved by the Audit Committee on an annual basis and the Chairman of the Audit Committee may approve additional categories, subsequently ratifying these with the Audit Committee at its next meeting. Audit and non-audit engagements are also subject to formal authorisation procedures based on the level of fees involved, with major engagements requiring authorisation by the Committee.

Audit and internal control
In accordance with the Turnbull Guidance on internal control, the Board confirms that there is a process for identifying, evaluating and managing the significant risks to the achievement of the Group’s strategic objectives. The process has been in place throughout 2005 and up to the date of approval of the Annual Report and Accounts, and accords with the Turnbull Guidance. The effectiveness of this process has been reviewed by the Audit Committee, which reports its findings for consideration by the Board.

The processes used by the Audit Committee to review the effectiveness of the system of internal control include:

•	discussions with management on risk areas identified by management and/or the audit process;

•	the review of internal and external audit plans;

•	the review of significant issues arising from internal and external audits;

•	the review of management processes for significant Group risks defined by the full Board on the basis of proposals from the Group Risk Committee (GRC); and

•	annual compliance statements from each business and major function.

Normally, the Audit Committee reports to the Board the results of its review of the risk management process for the full Group risk register. The full Board then reviews the Group risk register and draws its collective conclusions as to the effectiveness of the system of internal control. However, in 2005 the risk management process and performance was reviewed by the full Board, allowing Directors the opportunity to review the appropriateness of the Group’s approach to risk.

The GRC consolidates, reviews and prioritises input from the businesses and management and reports its conclusions to the Audit Committee and the Board. The GRC comprises the heads of major corporate functions, the Chief Internal Auditor and the Deputy General Counsel.

The Internal Audit function reviews internal controls in all key financial activities of the Group, typically over a three-year cycle. It acts as a service to the businesses by assisting with the continuous improvement of controls and procedures. Actions are agreed in response to its recommendations and these are followed up to ensure that satisfactory control is maintained. Quarterly reviews are also conducted between internal audit management and the senior management of the businesses to assess their current control status and to identify and address any areas of concern.

During 2005, as part of the Group’s programme to meet the requirements of Section 404 of the US Sarbanes-Oxley Act 2002, the Internal Audit function has focused principally on developing and implementing the plan to identify, document and test key controls over financial reporting.

Corporate governance	ICI Annual Report and Accounts 2005 37

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The Board is responsible for maintaining and reviewing the effectiveness of the Group’s system of internal controls. The internal control systems are designed to meet the Group’s particular needs and the risks to which it is exposed. They are designed to manage, rather than eliminate, the risks to the achievement of business objectives, and can only provide reasonable and not absolute assurance against misstatement or loss.

The Group’s strategic direction is regularly reviewed by the Board. Annual plans and performance targets for each business are set by the Chief Executive and are reviewed in total by the Board in the light of the Group’s overall objectives.

The processes to identify and manage the key risks to the success of the Group are an integral part of the internal control environment. Such processes include strategic planning, the appointment of senior managers, the regular monitoring of performance, control over capital expenditure and investments and the setting of high standards and targets for safety, health and environmental performance. Businesses are responsible for meeting the defined reporting timetables and compliance with Group accounting manuals, which set out accounting policies, controls and definitions.

The Chief Executive receives a monthly summary of financial results from each business, and the Group’s published quarterly financial information is based on a standardised and timely reporting process.

Responsibility for monitoring compliance with Group policies and guidelines rests with the chief executive officers of the businesses and with senior managers at the Corporate Centre. Annual statements of compliance are provided to the Board, and these statements are reviewed by the relevant functional leader for each policy area. In turn, there is an annual report to the Audit Committee, on behalf of the Board, on the degree of compliance with Group policies and guidelines. Corrections to any weaknesses found are monitored and controls are developed to match changing circumstances.

US corporate governance compliance
As a consequence of its US listing, the Company is required to comply with the provisions of the Sarbanes-Oxley Act 2002, as it applies to foreign issuers. The Company continues to monitor its legal and regulatory obligations arising from Sarbanes-Oxley. The Company has taken action to be compliant with those rules that have already become effective, and has plans to address rules with effective dates in 2006 and beyond. In particular, the Group has developed and progressed its plans to meet the requirements of Section 404 of the Sarbanes-Oxley Act.

In accordance with recommendations issued by the SEC, the Company has established a Disclosure Committee comprising appropriate senior executives from the ICI Corporate Centre: the General Counsel and Company Secretary, the Chief Financial Officer, the Vice President, Investor Relations and Corporate Communications, and the Chief Internal Auditor and Group Financial Controller.

The Disclosure Committee’s responsibilities include:

•	designing, maintaining and evaluating the Company’s disclosure controls and procedures and reporting its evaluation to the Chief Executive and Chief Financial Officer;

•	reviewing the Company’s Annual Reports, interim results announcements and other materials disseminated to shareholders before they are released;

•	satisfying itself as to the verification processes for all announcements and the formal sign-off of related documents; and

38 ICI Annual Report and Accounts 2005	Corporate governance

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•	recommending appropriate employee training in respect of the handling of inside information and the ICI Disclosure Policy.

In accordance with the ICI Disclosure Policy, the Committee provides a formal report to the Board on an annual basis, through the Company Secretary, stating how the Committee has performed its duties in respect of monitoring inside information.

In November 2003, the SEC approved new NYSE corporate governance rules for listed companies. Under these rules, as a NYSE-listed foreign private issuer, ICI must disclose any significant ways in which its corporate governance practices differ from those required to be followed by US companies under NYSE listing standards. We believe the following to be the significant differences between our corporate governance practices and NYSE corporate governance rules applicable to US companies.

Independent Directors
Under NYSE listing rules applicable to US companies, independent directors must comprise a majority of the board of directors. The NYSE rules include detailed tests for determining director independence while the Combined Code prescribes a more general standard for determining director independence. The Combined Code requires a company’s board to assess director independence by affirmatively concluding that the director is independent of management and free from any business or other relationship that could materially interfere with the exercise of independent judgement.

The ICI Board does not have a majority of independent Directors. However, the Board includes a balance of Executive Directors and independent Non-Executive Directors such that no individual or group can dominate the Board’s decision making and the Company complies with the Combined Code.

The Board of ICI has assessed the independence of the NEDs against the criteria set out in the Combined Code and the NYSE corporate governance rules, save that in the case of the latter, the Board has not sought to enquire into interests of Directors’ family members other than their spouse and has concluded that all the NEDs are independent and that ICI complies with the requirements of the Combined Code.

Nominating/Corporate Governance Committee
US companies listed on the NYSE are required to have a Nominating/Corporate Governance Committee composed entirely of independent directors with a charter that addresses the ttee’s purpose including the responsibility to develop and recommend to the Board a set of corporate governance principles.

ICI does not have a Nomination/Corporate Governance Committee. ICI’s Nomination Committee comprises the Company’s independent Non-Executive Directors and the Chairman who was deemed, under the Combined Code, to be independent on appointment. The responsibility for developing the Company’s corporate governance principles rests with the Board.

Non-management directors' meetings
Pursuant to NYSE listing standards for US companies, non-management directors must meet on a regular basis without management present and independent directors must meet separately at least once per year. ICI’s NEDs meet twice a year with the Chairman and Chief Executive. These meetings include evaluation of Board and individual Director performance and succession plans. The Chairman and Chief Executive both absent themselves when their own performance is being assessed. Discussions are led by the Chairman, except when his own performance and succession is discussed, when the Senior Independent Director takes the chair.

Adoption and disclosure of corporate governance guidelines
US companies listed on the NYSE are required to adopt and disclose corporate governance guidelines. The Listing Rules of the UK Financial Services Authority require each listed company incorporated in the United Kingdom to include in its Annual Report and Accounts a narrative statement of how it has applied the principles of the Combined Code and a statement as to whether or not it has complied with the provisions of the Combined Code throughout the accounting period covered by the Annual Report and Accounts.

As stated on page 35, ICI has applied the principles contained in Section I of the Combined Code and has complied throughout 2005, and to the date of this Annual Report and Accounts, with the provisions set out therein as they apply to the Company. The Combined Code does not require ICI to disclose the full range of corporate governance guidelines with which it complies.

In August 2005, in compliance with the governance rules of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, it was determined that each member of the ICI Audit Committee satisfied the SEC independence requirements. As part of this determination it was confirmed that no compensation from the ICI Group had been received by any child or stepchild sharing a home with an Audit Committee member. Subsequent to this determination, the Company filed with the NYSE a written affirmation that the Audit Committee complied with Section 303A of the NYSE’s Listed Company Manual.

Principles of business conduct
As a leading international company, ICI’s reputation for high ethical standards is central to its business success. ICI’s Code of Conduct (“the Code”) provides guidance in this area and has been communicated throughout the Group. It applies to all ICI employees, including Directors and Officers. A confidential, independently operated, whistle-blowing service is also provided to enable staff to report any suspected non-compliance. The Code is published on ICI’s corporate website (www.ici.com) and is available in paper form from the Company Secretariat on request.

Corporate governance	ICI Annual Report and Accounts 2005 39

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Performance Growth Plan (PGP)
The PGP makes conditional awards of ICI shares to Executive Directors which are linked to performance over a fixed three-year period, measured as follows:

•	for the Chief Executive and Chief Financial Officer, the number of shares earned under the PGP will depend wholly on the Total Shareholder Return (TSR) for ICI relative to the TSR of each of the companies in ICI’s Peer Group as set out below. TSR is the change in share price plus reinvested dividends;

•	for the other Executive Directors, each of whom has responsibility for the performance of one of ICI’s International Businesses, reward will be based on the performance of both ICI and their Business:

	–	50% of their award will be based on the TSR performance of the Company relative to the Peer Group; and

	–	the other 50% of their award will depend on the Economic Profit performance over three years of the Business for which the Executive Director is responsible. Economic Profit is based on profit after tax less a charge for the use of capital; and

•	in addition, the Remuneration Committee must be satisfied that the underlying profit performance of ICI is sufficient to justify the receipt of shares under the PGP, notwithstanding the relative TSR achieved.

The Peer Group for the TSR element represents key competitors of ICI’s International Businesses and companies comparable to ICI, selected on the basis of market location, size, portfolio and performance. The Peer Group is approved by the Remuneration Committee with advice from external independent advisers. It is reviewed annually and also on the occasion of a significant event impacting either ICI or one of the Peer Group companies. The Peer Group companies for the conditional awards to be made in 2006 are: Air Products and Chemicals, Akzo Nobel, BASF, Chemtura (formerly Crompton Corporation), Ciba Speciality Chemicals, Clariant, Degussa, Dow Chemical, DSM, DuPont, Givaudan, International Flavors & Fragrances, Rohm and Haas, PPG Industries, The BOC Group and Sherwin-Williams. This Peer Group remains unchanged from 2005.

The Remuneration Committee considers that there are a sufficient number of comparators to ensure that the basis for performance measurement is stable and robust.

The maximum conditional award to be made in 2006 will be 100% of base salary (200% in the case of US Directors). For the maximum awards to be paid on the TSR element, performance must be at position 3 or higher out of the 17 companies (including ICI) in the Peer Group. For achieving median TSR performance (position 9 out of 17), 40% of this maximum award will be paid. Awards are pro-rated between positions 9 and 3. No award will be paid for below median TSR performance (below position 9 out of 17).

TSR has been selected as a performance measure as it will reward any relative out-performance of ICI versus its global competitors. TSR is calculated by independent external advisers and approved by the Remuneration Committee.

Economic Profit has been selected as it is a measure of profitable growth and efficient use of capital that are significant contributors to the generation of sustainable shareholder value. The Economic Profit targets for each International Business, which are set by the Remuneration Committee, are designed to be as demanding as the TSR measure.

The shares required to make awards under the PGP are provided via a trust funded by ICI. There is, therefore, no dilution of the Company’s issued share capital as the shares are purchased in the market.

The operation of the PGP is in accordance with the terms of the Plan approved by shareholders at the AGM held on 28 April 2000.

2005 Actual remuneration

Base salaries
Salaries for Executive Directors were reviewed and increased with effect from 1 January 2005 when individual increases ranged from 3.6% to 9.4% with an average increase of 5.6% . Individual increases reflected both the performance of the individual executive and their base salary position relative to the external market. Details are shown in the Directors’ emoluments table on page 45.

Annual Incentive Plan
The bonus opportunity available to Executive Directors for 2005 for the achievement of on-target performance was 50% of base salary, with a maximum opportunity of 100% of base salary for significant over-achievement.

Remuneration report	ICI Annual Report and Accounts 2005 43

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2005 Actual remuneration (continued)

The targets focused on the delivery of profit, cash flow, return on capital employed (ROCE), sales and key strategic objectives, with greatest weighting on the financial measures of profit and cash flow. For those executives responsible for the performance of one of ICI’s International Businesses, the heaviest weighting was on the profit of the executive’s own business, with the other financial measures being the cash flow, ROCE and sales performance of their business. On-target performance and the ranges defining minimum and maximum payment were agreed by the Remuneration Committee and were set to be appropriately challenging for the ICI Group and for each International Business. Indicatively, the financial performance required to achieve maximum payment in 2005 on the profit measures was 15% greater than the level for on-target performance.

Bonus payments made to the executives in respect of ICI’s performance in 2005 reflected the satisfactory progress made during the year in mixed trading conditions. The on-target level of performance for the Group profit measure was achieved and the on-target performance for cash flow before acquisitions and divestments was comfortably exceeded, whilst return on capital employed was just below the on-target level. Generally the International Businesses met or exceeded targets, with cash flow generation being of particular note, achieved through good working capital control and the effective management of capital expenditure. Payments for the financial elements comprised, on average, approximately 80% of the total bonus payments made for 2005.

The key strategic objectives for 2005 focused on driving down operating costs, development and retention of executive talent and, where required, developing and executing focused improvement plans for specific business areas to ensure they meet their strategic targets. The level of performance against the individual objectives has been reviewed in detail by the Remuneration Committee which has approved the appropriate levels of payment.

The payments under the 2005 Annual Incentive Plan are shown in the Directors’ emoluments table on page 45.

Long-term Incentives
For the 2003 to 2005 performance period of the Performance Growth Plan, ICI’s share price growth and dividend yields resulted in a Total Shareholder Return that ranked ICI at Position 6 out of the 17 companies in the Peer Group. This is between Median and Upper Quartile performance, at which level the performance condition specifies that 70% of the TSR related awards made in 2003 will vest. Details of the shares released to individual Executive Directors are set out on page 46.

One Director received an award under the Economic Profit measure of the Performance Growth Plan for the 2003 to 2005 performance period and this is shown on page 46 together with details of the performance achieved.

Details of the share option plan under which options were granted in 2005 are laid out on page 43 and the performance conditions are set out on page 48. There is no retesting of the Performance Condition.

There were no options exercised by Executive Directors during 2005.

44 ICI Annual Report and Accounts 2005	Remuneration report

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Directors’ emoluments
(audited)

		Base salary		Annual incentive		Benefits and other		Compensation for loss		Total
		and fees		payments		emoluments (note 2,3)		of office		(note 4)
		(note 1)

		2005	2004	2005	2004	2005	2004	2005	2004	2005	2004
	notes	£000	£000	£000	£000	£000	£000	£ 000	£000	£000	£000

P B Ellwood	6	260	240							260	240

Dr J D G McAdam		700	640	478	609	23	19			1,201	1,268

A J Brown	1,3,5	54		–		23				77

D C M Hamill	3	406	390	263	289	134	113			803	792

C F Knott	3,5,7	381	124	199	99	89	26			669	249

W H Powell	8	414	397	179	206	19	13			612	616

T A Scott	1,5	268	375	165	340	20	24			453	739

A Baan	9	36	36							36	36

Lord Butler	9	46	46							46	46

J T Gorman	9	46	46							46	46

R N Haythornthwaite	9	46	46							46	46

Baroness Noakes	5,9	36	30							36	30

Directors in prior years	10								418		418

Total		2,693	2,370	1,284	1,543	308	195		418	4,285	4,526

(1)	Base salaries and fees for 2005, included in the table, are the same as the annual rate of base salaries or fees in payment at 31 December 2005, except in respect of Mr T A Scott who died on 12 August 2005 and Mr A J Brown whose annual base salary at 31 December 2005 was £415,000.

(2)	Benefits include company car, medical insurance and life and long-term disability insurance (where not provided within pension benefit plans) and, for UK based Directors, external advice provided to them on the new UK pension regime.

(3)	Other emoluments comprise retirement benefit allowances payable in cash to Mr A J Brown and to Mr D C M Hamill (see notes 5 and 8 to pension benefits table on page 49), a car allowance paid to Mr Brown in lieu of provision of a company car and an overseas allowance payable to Mr C F Knott.

(4)	There are no itemised disclosures included in the Total figures in connection with expense allowances paid in respect of services chargeable to UK income tax as no such payments were made to any Directors in 2005 or 2004.

(5)	Mr A J Brown was appointed an Executive Director on 14 November 2005. Baroness Noakes was appointed a Non-Executive Director on 1 March 2004 and Mr C F Knott was appointed as an Executive Director on 1 September 2004. Mr T A Scott died on 12 August 2005.All amounts reported for these individuals are in respect of the part of the year for which they were employed as Directors. This includes a pro-rated annual incentive payment to the estate of Mr Scott.

(6)	During 2005, Mr P B Ellwood elected to receive 30% of his fees in the form of ICI Ordinary Shares (2004 30%).

(7)	Mr C F Knott has service agreements with Quest in both the Netherlands and in the UK. Mr Knott’s annual base salary as at 31 December 2005 under these agreements comprised €392,000 and £112,500 respectively. The base salary disclosed is the total sterling equivalent. The Euro denominated salary is translated at the average exchange rate (2005 £1 = €1.462; 2004 £1 = €1.435).

(8)	In 2005 Mr W H Powell received a base salary of US$754,500 (2004 US$728,000). The US dollar denominated salary is translated at the average exchange rate (2005 £1 = US$1.820; 2004 £1 = US$1.832).

(9)	For 2005 the remuneration of Non–Executive Directors comprised an annual fee of £36,000 (2004 £36,000). An additional £10,000 per annum (2004 £10,000) was paid to the Chairmen of Board Committees and to Lord Butler in respect of his position as Senior Independent Director.

(10)	The compensation for loss of office figure for Directors in prior years comprises payments in 2004 to Dr B R O’Neill (£310,000) and Mr P J Drechsler (£108,000). These are as previously disclosed in the 2004 Remuneration Report. No payments were made in 2005 and no further payments are due to either former Director.

(11)	The aggregate emoluments paid or payable to Directors in respect of qualifying services, which comprises base salary and fees, annual incentive payments, benefits and other emoluments totalled £4,285,000 (2004 £4,108,000).

Remuneration report	ICI Annual Report and Accounts 2005 45

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Awards under the Performance Growth Plan
(audited)
		Date of	Share price	Ordinary Shares that would be		Maximum number of Ordinary		Performance period
		award	determining	awarded for median TSR/on		Shares that
			award (note 1)	target Economic Profit		could be awarded
				performance
				TSR	Economic Profit	TSR	Economic Profit
	notes			measure	measure	measure	measure

Dr J D G McAdam		24.02.03	2.37	63,292	n/a	142,405	n/a	01.01.03-31.12.05

		11.08.03	2.37	29,535	n/a	89,662	n/a	01.01.03-31.12.05

		12.02.04	2.21	115,837	n/a	289,592	n/a	01.01.04-31.12.06

		18.02.05	2.81	99,644	n/a	249,110	n/a	01.01.05-31.12.07

A J Brown	2	14.11.05	3.11	35,584	n/a	88,960	n/a	01.01.05-31.12.07

D C M Hamill		12.02.04	2.21	35,294	35,294	88,235	70,588	01.01.04-31.12.06

		18.02.05	2.81	28,861	28,861	72,153	57,722	01.01.05-31.12.07

C F Knott		10.05.03	2.37	29,536	29,536	73,840	59,072	01.01.03-31.12.05

		12.02.04	2.21	32,488	32,488	81,221	64,976	01.01.04-31.12.06

		18.02.05	2.81	26,583	26,583	66,459	53,167	01.01.05-31.12.07

W H Powell	3	25.02.03	2.37	85,144	85,144	208,124	170,288	01.01.03-31.12.05

	3	12.02.04	2.21	78,796	78,796	192,612	157,592	01.01.04-31.12.06

	3	18.02.05	2.81	63,908	63,908	156,224	127,820	01.01.05-31.12.07

T A Scott	4	24.02.03	2.37	59,916	n/a	149,789	n/a	01.01.03-31.12.05

	4	12.02.04	2.21	67,873	n/a	169,683	n/a	01.01.04-31.12.06

	4	18.02.05	2.81	57,152	n/a	142,882	n/a	01.01.05-31.12.07

(1)	The number of shares comprising the PGP awards is determined by the average share price of ICI Ordinary Shares for the three days preceding the date of grant. Prior to 2004 it was determined by the average share price for the month of December prior to the commencement of the performance period. In accordance with the disclosure legislation the Company is required to state the market price of its shares on the date of the award and these were as follows: 24 February 2003 £1.57, 11 August 2003 £1.63, 12 February 2004 £2.22, 18 February 2005 £2.77 and 14 November 2005 £3.15.

(2)	The award to Mr A J Brown was made on appointment, at a level of two thirds of the standard annual grant to reflect his prospective service in the performance period relating to this award.

(3)	Mr W H Powell’s awards are in the form of ADRs, but for the purpose of this table have been disclosed in terms of Ordinary Share equivalents.

(4)	Vesting of the PGP awards to the estate of Mr T A Scott, following his death on 12 August 2005, has been determined by the PGP Rules. For the award made to Mr Scott in 2003, in respect of the 2003 to 2005 performance period, the number of shares released to his estate is the 59,916 shares that would have vested at Median TSR performance. These shares were transferred to Mr Scott’s estate on 19 October 2005 on which date the share price was £2.81. The award made in 2004, in respect of the 2004 to 2007 performance period, was subject to revised rules and any shares vesting from that award will be released to the estate in 2007 to the extent that the performance condition is met, with any release being pro-rated to the period of Mr Scott’s employment in the three-year performance cycle. In accordance with Plan Rules, no shares will be released from the award made in 2005 because, as at the date of death, less than 12 months of the plan cycle had elapsed.

(5)	No variations to awards were made during 2005.

Shares vested under the Performance Growth Plan
(audited)

The following shares in respect of the performance period 1 January 2003 to 31 December 2005 vested on 13 February 2006.

		Ordinary Shares vested			Percentage of maximum number of Ordinary
					Shares that could be awarded
		Number of	Price at	Value of shares	TSR	Economic	Total
		shares	date of	at date of	measure	Profit
		vested	vesting	vesting (note 1)		measure
	notes			££000%		%	%

Dr J D G McAdam		162,446	3.51	570	70	n/a	70

C F Knott	2	51,688	3.51	181	70	0	39

W H Powell	3	199,860	3.51	702	70	31	53

(1)	For comparative purposes, the value of shares vesting in 2004 was £217,000.

(2)	Mr C F Knott also received a PGP related payment in respect of a one-off incentive arrangement linked to the trading profit of Quest over the three-year period ending 31 December 2005. This arrangement pre-dated Mr Knott’s appointment as an Executive Director and was agreed in 2003 under the terms of his appointment as Chairman and Chief Executive of Quest. This was to adjust for the difference in expected remuneration from his long-term incentive awards as a result of his transfer from National Starch to Quest. Mr Knott will receive a sterling equivalent cash payment under this arrangement of £35,555 relating to his service during this period as an Executive Director.

(3)	The award vesting to Mr W H Powell from the Economic Profit element of his 2003 to 2005 PGP award reflects the Economic Profit performance of National Starch. This was between the target and threshold level for vesting that was set at the start of the 2003 to 2005 performance cycle, on a consistent accounting basis. The PGP award to Mr Powell was made in the form of ADRs but for the purposes of this table have been disclosed in the form of Ordinary Share equivalents at the price of ICI shares on the date of vesting.

46 ICI Annual Report and Accounts 2005	Remuneration report

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Directors’ interests in share options
(audited)

Grants during 2005 were made subject to a sliding scale performance condition that determines the number of shares that could vest. The condition is set out on page 48.

There were no options exercised by Executive Directors during 2005 or 2004.

		Options		Options	Options
		outstanding at		granted	lapsed
		1 January 2005		during 2005	during				Options outstanding at 31 December 2005 (note 1)
		or date of		(note 3)	2005
		appointment
		(note 2,3)
		Number of		Number of	Number of		Number of		Exercise	Date of	Earliest date	Latest
		shares		shares	shares		shares		price	grant	from which	expiry
							(note 4,5)				exercisable	date
	notes								£		(note 6)

Dr J D G McAdam		24,545					24,545		10.077	18.05.98	18.05.01	17.05.08

	7	108,121					108,121		5.454	29.04.99	29.04.02	28.04.09

		90,416					90,416		4.242	21.02.00	21.02.03	20.02.10

		138,564					138,564		4.292	05.03.01	05.03.04	04.03.11

		149,647					149,647		2.840	13.03.02	13.03.05	12.03.12

		465,251					465,251		1.340	17.03.03	17.03.06	16.03.13

		654,761					654,761		1.680	11.08.03	11.08.06	10.08.13

		831,168					831,168		2.310	30.06.04	30.06.07	29.06.14

				747,330			747,330		2.810	18.02.05	18.02.08	17.02.15

		8,145	†				8,145	†	1.580	11.12.03	01.02.09	31.07.09

C F Knott		10,909					10,909		10.077	18.05.98	18.05.01	17.05.08

		40,825					40,825		4.333	08.03.99	08.03.02	07.03.09

		47,535					47,535		4.242	21.02.00	21.02.03	20.02.10

		138,564					138,564		4.292	05.03.01	05.03.04	04.03.11

	8	154,448					154,448		2.840	13.03.02	13.03.05	12.03.12

	8	394,288					394,288		1.340	17.03.03	17.03.06	16.03.13

		466,233					466,233		2.310	30.06.04	30.06.07	29.06.14

				398,754			398,754		2.810	18.02.05	18.02.08	17.02.15

D C M Hamill		386,138					386,138		2.020	10.12.03	10.12.06	09.12.13

		506,493					506,493		2.310	30.06.04	30.06.07	29.06.14

				432,918			432,918		2.810	18.02.05	18.02.08	17.02.15

W H Powell	5,8	39,104					39,104		8.466	04.08.97	04.08.00	03.08.07

	8	31,284					31,284		10.077	18.05.98	18.05.01	17.05.08

	8	92,380					92,380		4.482	08.03.99	08.03.02	07.03.09

	8	98,708					98,708		5.690	28.05.99	28.05.02	27.05.09

	8	192,696					192,696		4.242	21.02.00	21.02.03	20.02.10

	8	272,816					272,816		4.292	05.03.01	05.03.04	04.03.11

	8	337,452					337,452		2.840	13.03.02	13.03.05	12.03.12

	8	820,808					820,808		1.340	17.03.03	17.03.06	16.03.13

	8	778,608					778,608		2.310	30.06.04	30.06.07	29.06.14

	8			639,104			639,104		2.810	18.02.05	18.02.08	17.02.15

T A Scott	1,9	9,863					9,863		10.077	18.05.98	18.05.01	17.05.08

	1,7,9	25,311					25,311		5.454	29.04.99	29.04.02	28.04.09

	1,9	46,386					46,386		4.242	21.02.00	21.02.03	20.02.10

	1,9	116,440					116,440		4.292	05.03.01	05.03.04	04.03.11

	1,9	143,045					143,045		2.840	13.03.02	13.03.05	12.03.12

	1,9	440,438					440,438		1.340	17.03.03	17.03.06	16.03.13

	1,9	487,012					487,012		2.310	30.06.04	30.06.07	29.06.14

	1,9			428,647			428,647		2.810	18.02.05	18.02.08	17.02.15

	1,9	1,367	†		(1,367	)†			4.092	26.11.99	01.02.05	31.07.05

	1,9	532	†				532	†	3.038	08.12.00	01.02.06	31.07.06

	1,9	4,694	†				4,694	†	1.580	11.12.03	01.02.09	31.07.09

†	Grants awarded under a UK all-employee Sharesave Scheme in which UK Executive Directors could participate. No performance conditions are attached to options granted under this scheme as it is an all-employee share option scheme.
(1)	Share options outstanding at the year end for Mr T A Scott are stated as at his date of death on 12 August 2005.

(2)	No variations were made to Directors’ options or the terms and conditions of any Directors’ options during the year 2005 or the period ended 13 February 2006.

Remuneration report	ICI Annual Report and Accounts 2005 47

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Directors’ interests in share options (continued)
(audited)

(3)	No amount was paid for the award of any options.

(4)	Grants under the Executive Share Option Plan in 2004 and 2005 were made subject to the following sliding scale performance conditions:

Percentage of shares	Earnings per share in 2006	Earnings per share in 2007
vesting	(for grants made in 2004)	(for grants made in 2005)

nil	less than 25.0p	less than 27.1p
33.3%	25.0p	27.1p
100%	30.7p	31.1p

There is no retesting of the condition after the three-year performance period. The percentage of shares vesting will be pro-rated, on a straight-line basis, between points on the above scales. The EPS figures in the table above are shown under UK GAAP. The testing of the conditions will need to take account of the differences between UK GAAP, at the time the grants were made and the new International Accounting Standards under which EPS will be reported in the Group’s accounts at that time. The Remuneration Committee will ensure this testing is on an equitable basis.

(5)	Grants made under the share option scheme prior to 2004 were made subject to an EPS performance condition which require that over a three-year period in the life of the option the growth in ICI’s EPS (excluding amortisation of goodwill and exceptional items) must be equal to, or greater than, the increase in the UK Retail Prices Index plus 3% per annum. Options granted in 2000, 2001, 2002 and 2003 have failed to meet their performance condition to date. The performance conditions relating to these options will be retested in 2007. The grant to Mr W H Powell in 1997 is an exception as it was made before he was appointed a Director and is not subject to a performance condition, in accordance with ICI’s practice in the USA at that time. The plan under which options were granted prior to 2004 has passed its 10-year approval period. The last grant under this plan was made in December 2003 and no further grants can be made. The shares to fulfil options granted under this plan do not dilute ICI’s issued share capital as they are bought in the market.

(6)	The earliest date from which an option is exercisable is subject to any outstanding performance condition being met.

(7)	In accordance with the Listing Rules of the Financial Services Authority, the annual grant of share options made on 29 April 1999 to Executive Directors involved with the then proposed disposal of businesses to Huntsman ICI Holdings LLC was delayed. As a result of this delay, those participants were granted fewer options at a higher exercise price than would have been the case had the grants been made to them at the same time as they were made to all other participants at an exercise price of £4.33. The Remuneration Committee decided that those individuals so affected should receive the same gross gain at the time they exercise their options as if the grant had not been delayed.

(8)	Awards made under the US Stock Appreciation Rights plan and denominated in ADRs have been disclosed in terms of Ordinary Share option equivalents at the price of the ICI shares at the date of grant. Any gain on exercise of these awards is delivered in the form of ADRs.

(9)	Under the Plan Rules for death in service that govern awards made to Mr T A Scott prior to 2004, the performance condition is waived and the options become exercisable in full by his estate. For the option grant made in 2004 there is no automatic vesting of the full award. The Remuneration Committee took due account of the Group’s progress towards the performance condition for that award and determined that 50% of the 2004 award should become exercisable by his estate. In accordance with the Plan Rules the 2005 option grant lapsed because as at the date of death less than 12 months of the plan cycle had been completed. During 2005 Mr Scott’s estate has subsequently exercised options over a total of 826,989 shares at a weighted average option price of £1.89 with a weighted average share price on exercise of £2.86.

(10)	The market price of the shares at 31 December 2005 was £3.32 and the range during 2005 was £2.31 to £3.36. The Register of Directors’ Interests (which is open to inspection by shareholders) contains full details of Directors’ shareholdings and options to subscribe for shares.

(11)	There are limits on the number of newly issued shares that can be used to satisfy awards under the Group’s employee share schemes in any 10-year period. The limits (which are in accordance with investor guidelines) and the Group’s current position against those limits are set out below.

Limit	Current Position

5% of Group’s share capital can be	0.6% used
used for discretionary share schemes

10% of Group’s share capital can be	1.2% used
used for all share schemes

The total number of shares committed under all ICI share option schemes during the two years to 31 December 2005 is set out in note 7 relating to the Group accounts on page 75. Between 1994 and 2003 all discretionary share schemes have operated using shares purchased in the market by an employee benefit trust. Details of shares held in this trust are in note 26 relating to the Group accounts on page 99.

48 ICI Annual Report and Accounts 2005	Remuneration report

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Retirement benefits
Details of the accrued pension to which each Director is entitled on leaving employment, and the transfer value of those accrued pensions are shown in the table below. A transfer value is the present value lump sum equivalent of the accrued pension and is calculated in accordance with the Guidance Note published by the Institute and Faculty of Actuaries (GN 11).

Directors’ pension benefits
(audited)

			Defined benefit pension plans				Defined contribution
							pension plans

		Additional	Accrued	Transfer value	Transfer value	Increase in	Contributions	Contributions
		pension	pension at	of accrued	of accrued	transfer value	2005	2004
		accrued	31 December	pension at	pension at	of accrued
		in 2005	2005	1 January	31 December	pension during
		(note 1)	(note 2)	2005	2005	the year
						(note 3)
	notes	£000 p.a.	£000 p.a.	£000	£000	£000	£000	£000

Dr J D G McAdam	4	59	521	7,369	9,257	1,847	–	–

D C M Hamill	5	n/a	n/a	n/a	n/a	n/a	26	25

C F Knott	4	17	199	2,008	2,414	385	–	–

W H Powell	6	47	339	3,975	4,712	736	39	19

T A Scott	7	12	170	1,239	1,416	161	–	–

(1)	The additional annual pension accrued during the year (or since appointment as an Executive Director), payable at normal retirement age.

(2)	The accrued annual pension at the end of the year, payable at normal retirement age.

(3)	The transfer value calculations take into account the combined effect of notional interest and the individual’s age which will typically increase transfer values by 8%-9% year on year. Additional factors that impact the transfer values (which are net of contributions by Directors) over the year are changes in pensionable pay and the service of each Director, as well as changes in actuarial assumptions, particularly for equity and bond returns. The increases in transfer values are in accordance with the rules of the relevant pension fund.

(4)	Dr J D G McAdam, and Mr C F Knott participate in the ICI Specialty Chemicals Pension Fund. Pensionable salary under this plan includes annual bonus, subject to a maximum of 20% of base salary for Dr McAdam and 15% of base salary for Mr Knott. The pensionable element of bonus is particular to these two Executive Directors and reflects their terms of employment and continuous pensionable service prior to their transfer from Unilever to ICI in 1997, on the acquisition of certain specialty chemicals businesses. This pensionable bonus element entitlement has been frozen since the time of transfer and has not been increased in line with promotion or increases in ICI’s bonus levels.

(5)	Mr D C M Hamill participates in the ICI UK Retirement Plan, a defined contribution plan, in respect of base salary up to the Inland Revenue earnings cap (currently £105,600 for 2005/6). He also receives a retirement benefit allowance, payable in cash and subject to income tax, in respect of base salary above this cap. This allowance is reported in the Directors’ emoluments table on page 45 and for the 2005 period totalled £90,240 (2004 £86,625).

(6)	Mr W H Powell participates in the National Starch and Chemical Company Pension Plan for Salaried Employees and the SupplementaryRetirement and Savings Plan of National Starch and Chemical Company. Under these Plans, pension is based on average pay, including annual bonus, during the previous five years, during which time Mr Powell was promoted to Chairman and Chief Executive Officer of National Starch and Chemical Company. He also participates in two defined contribution plans, for which the employer’s contributions are set out above. Mr Powell’s figures reflect not only the change in value of benefits but also movements in exchange rates used for the translation to sterling. The actual additional pension accrued in the year was US$20,636 and the actual transfer value increased over the year by US$447,868. When translated into sterling, the resulting additional pension accrued was £46,941, comprising £11,338 translating the US Dollar additional pension into sterling and a £35,603 exchange gain translating the closing accrual at a spot rate of £1 = US$1.7234 (2004 £1 = US$1.92975). Similarly, the sterling increase in transfer value of accrued pension was £735,896, comprising £246,081 translating the US Dollar movement into sterling and £489,815 exchange gain translating the accrual at the differing spot rates at end 2004 and 2005.

(7)	Prior to his death on 12 August 2005, Mr T A Scott participated in the ICI Specialty Chemicals Pension Fund. His pensionable salary included annual bonus subject to a maximum of 15% of base salary. Further detail of the pensionable element of bonus payments are set out in note 4 above. The ICI Specialty Chemicals Pension Fund has made the standard benefit provision to his dependants in respect of his category of membership. This comprises a lump sum death in service payment and ongoing payments in respect of a spouse’s and children’s pension. The disclosures in the table of Directors’ pension benefits for Mr Scott are subject to the following further notes. The additional pension in 2005 for Mr Scott is that accrued between 1 January 2005 and Mr Scott’s date of death on 12 August 2005. The accrued annual pension is at Mr Scott’s date of death. The transfer value for Mr Scott is in respect of his accrued pension at 12 August 2005 but allows for current market conditions. This amount has been updated at the year end to take account of market conditions at that time. The increase in transfer value during the year reflects any changes in Mr Scott’s pensionable pay and the service prior to his death.

(8)	Mr A J Brown participates in the ICI UK Retirement Plan only in respect of life insurance benefits for base salary up to the Inland Revenue earnings cap (currently £105,600 for 2005/6). No pension contributions are paid on his behalf. Instead he receives a retirement benefit allowance, payable in cash and subject to income tax, in respect of full base salary. This allowance is reported in the Directors’ emoluments table on page 45 and for the period from date of appointment on 14 November 2005 to 31 December 2005 totalled £15,374.

(9)	The Listing Rules of the Financial Services Authority require disclosure above and beyond that set out in the Companies Act. Specifically the following disclosures for defined benefit plans which are calculated on an alternative basis to those disclosed in the table above. Additional annual pension accrued in 2005 (net of inflation): Dr J D G McAdam £46,435; Mr C F Knott £11,780; Mr W H Powell £46,940; Mr T A Scott £7,460. Transfer values at 31 December 2005 of the increase in accrued pension (net of inflation and contributions by the Director): Dr McAdam £786,200; Mr Knott £122,100; Mr Powell £735,900. For Mr Scott the figure in respect of his accrued pension to his date of death on 12 August 2005 is £46,400.

Remuneration report	ICI Annual Report and Accounts 2005 49

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Directors' pension benefits (continued)
(audited)

UK Inland Revenue pensions simplification tax regime
The Remuneration Committee has agreed ICI’s approach in response to the UK pensions simplification legislation, which will become effective on 6 April 2006, for those Executive Directors who are members of UK pension plans. Such Executive Directors will be given the option of either:

•	maintaining the existing pension arrangement, in which case the executive would take personal responsibility for any additional taxation arising, or

•	ceasing to accrue pension benefits in respect of future service and instead receiving a cash retirement benefit allowance, subject to income taxation. Past service benefits would remain linked to future salary increases.

This cash alternative is in line with ICI’s defined contribution benefits policy and the level of retirement benefit allowance payable will be in line with existing Company contribution rates to the ICI UK defined contribution plan. These arrangements will not increase the cost to the Group of pension provision.

Directors’ interests in shares
(audited)
	notes	1 January	31 December
		2005	2005
		or date of
ICI Ordinary Shares		appointment

Directors at 31 December 2005

P B Ellwood		25,241	41,104

Dr J D G McAdam	1,2	131,156	173,054

A J Brown	1,2	1,305	1,305

D C M Hamill	1,2	–	3,000

C F Knott	1,2	80,721	80,721

W H Powell	1,2,3	89,984	111,696

A Baan		14,000	18,000

Lord Butler		1,636	1,636

J T Gorman	4	14,624	14,624

R N Haythornthwaite		12,791	12,791

Baroness Noakes		13,600	13,600

Consistent with the policy on personal shareholding, no Executive Directors have disposed of shares acquired via Company share-based plans except to meet consequent income tax liabilities.

All shares held by Directors are held beneficially.

(1)	In addition to the interests in the table above, on 13 February 2006 Dr J D G McAdam, Mr C F Knott, and Mr W H Powell became entitled to shares awarded to them under the Performance Growth Plan, as detailed in the table of “Shares vested” on page 46. Dr J D G McAdam, Mr A J Brown, Mr D C M Hamill, Mr C F Knott, and Mr W H Powell have conditional interests in PGP awards made in 2004 and/or 2005, as set out on page 46.

(2)	Dr J D G McAdam, Mr A J Brown, Mr D C M Hamill, Mr C F Knott and Mr W H Powell are potential beneficiaries of the Company’s employee benefit trust, which is used to satisfy awards under the senior staff share plans, and are therefore treated as interested in the 4.3m (2004 7.8m) shares, including ADRs expressed as Ordinary Share equivalents, held by the trustee at 31 December 2005. Their interests at 13 February 2006 were 2.8m shares.

(3)	Mr W H Powell’s interest in shares at 1 January 2005 comprised 16 Ordinary Shares and 22,492 ADRs (representing 89,968 Ordinary Shares) and at 31 December 2005 comprised 16 Ordinary Shares and 27,920 ADRs (representing 111,680 Ordinary Shares).

(4)	Mr J T Gorman’s interest in shares at 1 January 2005 and at 31 December 2005 comprised 3,656 ADRs (representing 14,624 Ordinary Shares).

During the period 1 January 2006 to 13 February 2006 there were no changes in the interests of Directors in shares other than as set out above in respect of the vesting of PGP shares and the employee benefit trust.

50 ICI Annual Report and Accounts 2005	Remuneration report

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Directors’ service agreements and letters of engagement
(not subject to audit)

Executive Directors
It is the Remuneration Committee’s policy that Executive Directors are employed on contracts subject to no more than 12 months’ notice, in accordance with current corporate governance best practice. The Remuneration Committee strongly endorses the principle of mitigation of damages on early termination of a service agreement.

The dates of current Executive Directors’ service agreements, the dates on which their appointments took effect and the current expiry dates of their agreements are as follows:
Executive Directors	Date of service agreement	Effective date	Expiry date

Dr J D G McAdam	14.10.03	09.04.03	Terminable on 12 months’ notice

A J Brown	02.11.05	14.11.05	Terminable on 12 months’ notice

D C M Hamill	28.10.03	08.12.03	Terminable on 12 months’ notice

C F Knott	02.09.04	01.09.04	Terminable on 12 months’ notice (note 1)

W H Powell	17.02.00	02.02.00	Terminable on 12 months’ notice (note 2)

(1)	As set out in note 11 to the table of Directors’ Emoluments, Mr C F Knott has two Service Agreements, both dated as set out above. Mr Knott’s appointment as an Executive Director of the Company is non-remunerative and is covered by a separate letter of appointment. Mr Knott’s employment is terminable on 12 months’ notice from the Company. To comply with statutory employment legislation in the Netherlands, Mr Knott is required to give six months’ notice of termination of employment to the Company. An ICI subsidiary company in the Netherlands has agreed to provide Mr Knott with certain protection against any future loss on disposal of the house he has purchased as his residence in the Netherlands. In the event that he ceases employment in the Netherlands with an ICI Group company, other than by resignation or for a reason relating to his conduct, during a period of 10 years from 31 August 2003 and in the event the house is sold at a price less than the original purchase price, the ICI subsidiary will reimburse him for 75% of the difference between the sale price and the original purchase price. The exact amount of the benefit to him as a result of this arrangement will not be known until the house is sold, but at the current valuation of the property no reimbursement would require to be made.

Remuneration report	ICI Annual Report and Accounts 2005 51

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Directors’ service agreements and letters of engagement (continued)
(not subject to audit)

Executive Directors (continued)

(2)	Mr W H Powell’s appointment as an Executive Director of the Company, which is non-remunerative, is terminable by either party giving not less than 12 months’ notice in writing. Mr Powell is separately employed by National Starch and Chemical Company as Chairman and Chief Executive and this employment is terminable on 12 months’ notice. These two notice periods may run concurrently.

There are no express provisions for compensation payable upon early termination of an Executive Director’s contract other than as detailed above.

Mr T A Scott, who died on 12 August 2005, had a service agreement dated 11 May 2001 with an effective date of 23 May 2001.

Chairman and Non-Executive Directors
The dates of the Chairman’s and current NEDs letters of engagement, the date on which their appointment took effect and the current expiry dates are as follows:

Chairman	Date of letter	Effective date	Expiry date
and Non-Executive Directors	of engagement

P B Ellwood	15.12.03	01.01.04	Terminable on 12 months’ notice

A Baan	24.07.01	25.06.01	(note 1)

Lord Butler	12.06.98	01.07.98	(note 1)

J T Gorman	25.10.00	20.09.00	(note 1)

R N Haythornthwaite	22.02.01	20.02.01	(note 1)

Baroness Noakes	06.02.04	01.03.04	(note 1)

(1)	Subject to satisfactory performance, NEDs are normally expected to serve two three-year terms commencing with the first Annual General Meeting after the date of their appointment. However, there may be circumstances where NEDs are invited to remain on the Board after the expiry of their second three-year term for a further period of up to three years. Any such invitation will be subject to the Director in question standing for annual re-election by shareholders. NEDs have no right to compensation on the early termination of their appointment.

52 ICI Annual Report and Accounts 2005	Remuneration report

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Risk factors

The following section comprises a summary of what ICI believes are the main risk factors that could potentially impact the Group’s operating and financial performance.

ICI operates in competitive markets. If the Group does not continue to compete in its markets effectively by developing innovative products and responding effectively to the activities of its competitors, it could lose customers and its results of operations could be adversely affected.

ICI has a wide portfolio of business units competing across a diverse range of geographic and product markets. The Group’s business may be adversely affected if it does not:

•	continue to develop innovative products that satisfy customer needs and preferences;

•	develop new technology or enhance existing technology that supports product development or provides cost or other advantages over its competitors; and

•	attract and retain skilled employees who are key to achieving these objectives.

Because the Group is subject to price competition, it must also continue to satisfy these objectives while maintaining a competitive cost base.

In addition, some of ICI’s competitors in certain markets are larger and have greater financial resources than the Group. This may enable them to deliver products on more attractive terms or to invest larger amounts of capital into their businesses, including expenditure for research and development. If any of the Group’s current or future competitors develop proprietary technology that enables them to produce new products or services or to deliver existing products or services at a significantly lower cost, the Group’s products and services could be rendered uneconomical or obsolete.

While some of the Group’s product range comprises products and services that are protected by proprietary knowledge or patents, some of its businesses use technology that is widely available. Accordingly, certain product segments of the Group’s business may be vulnerable to new competitors and may be adversely affected by increased price competition. Any of these developments could lead to a loss of customers and could adversely affect the Group’s results of operations.

The price volatility of some of the raw materials ICI uses could adversely affect its results of operations.

ICI uses significant amounts of various chemicals and other materials as raw materials in manufacturing its products. Prices for some of these raw materials are volatile and are affected by cyclical movements in commodity prices, availability of such raw materials, demand for a variety of products which are produced using these raw materials, levels of price competition among local and global suppliers and general economic conditions. The Group’s diverse portfolio of value added products provides some ability to pass on higher input prices to its customers, but this ability is, to a large extent, dependent on market conditions. There may be times when the Group is not able to recover increases in the cost of raw materials for some products due to weakness in demand for such products or the actions of its competitors. This could adversely affect the Group’s results of operations.

The occurrence of major operational problems could have an adverse effect on the Group’s results of operations and cash flow.

The Group’s revenues are dependent on the continued operation of its various manufacturing facilities. Operational risks include:

•	equipment and systems failures;

•	failure to comply with applicable regulations and standards and to maintain necessary permits and approvals;

•	raw material supply disruptions;

•	labour force shortages or work stoppages;

•	events impeding or increasing the cost of transporting products;

•	natural disasters; and

•	terrorist attacks.

While the Group maintains insurance at levels that it believes are appropriate for its industry, some of these operational risks could result in losses and liabilities in excess of its insurance coverage or in uninsured losses or liabilities. The occurrence of major operational problems resulting from the above or other events may have an adverse effect on the results of operations of a particular manufacturing facility, or with respect to certain of these risks, the results of operations and cash flow of the Group as a whole.

The Group undertakes a number of significant projects each year and poor execution or failure to complete such projects could have an adverse effect on results of operations.

The Group, or any of the Group’s business units, may undertake significant projects including restructuring, capital expenditure, disposals, acquisitions and outsourcing, all of which require significant project management from initiation through to implementation. Failure to manage such projects appropriately or to implement such projects may have an adverse effect on the results of operations of a particular business unit and/or the Group as a whole.

Loss of a significant number of key personnel could adversely affect the Group’s results of operations.

The Group relies on key personnel such as business leaders and technical experts whose knowledge is important to the success of the Group. Although ICI has procedures in place to identify and retain key personnel, events beyond its control may lead to loss of such personnel. Where this happens, there are processes designed to enable the transfer of know-how from key personnel, however, failure to transfer such know-how prior to the loss of key personnel and an inability to replace such key personnel in a timely fashion could have an adverse effect on the Group’s results of operations.

ICI derives a significant percentage of its revenue in some of its businesses from sales to major customers, and if it is unable to retain these customers, its results of operations could be adversely affected.

While no single customer accounted for more than 10% of Group sales in 2005, sales to major customers in some of its businesses, particularly in Paints and Quest, are significant. ICI believes that the wide selling range and nature of the specialty products it supplies reduce the potential adverse consequences of the loss of business from any one customer for any one of its products or in any one of its businesses. Nevertheless, the loss of major customers, without replacement, could have an adverse effect on the Group’s results of operations.

Risk factors	ICI Annual Report and Accounts 2005 149

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Risk factors continued

The Group’s reliance on key suppliers in some of its businesses could result in an adverse effect on results of operations.

Some of the Group’s business units rely on a small number of suppliers for their key raw materials. If any of these suppliers is unable to meet its obligations or increases its prices, the Group may not be able to find a replacement supplier that is able to provide such raw materials on similar terms. Consequently, the Group may be forced to pay higher prices to obtain raw materials, which it may not be able to pass on to its customers in the form of increased prices for its finished products. In addition, some of the raw materials used may become unavailable and there can be no assurance that the Group will be able to obtain suitable and cost effective substitutes. Furthermore, any consolidation in the industries that supply the Group’s raw materials could further reduce the number of available suppliers.

Any interruption of supply or price increases caused by these or other factors, which the Group is not able to mitigate by securing satisfactory replacement suppliers, could have an adverse effect on its results of operations.

ICI’s indebtedness and resulting leverage could reduce its operational and competitive flexibility, increase its vulnerability to adverse economic and industry conditions, increase its interest costs and adversely affect results of operations and cash flow.

ICI’s outstanding net indebtedness amounted to £745m as of 31 December 2005. ICI’s indebtedness could affect the Group in adverse ways, in particular by requiring the Group to dedicate a significant portion of its operational cash flow to service payments on such indebtedness, and by limiting its ability to borrow additional funds or refinance existing indebtedness on attractive terms. Furthermore, its indebtedness could increase its vulnerability to adverse economic and industry conditions, limit its ability to fund future capital expenditures, research and development and other general corporate requirements and limit its flexibility to react to changes in its business and the industries in which the Group operates.

In addition, like many other companies, ICI is dependent on its ability to obtain short-term financing to fund a portion of its financing requirements. While ICI has access to £769m in committed and undrawn bank facilities as of 31 December 2005, limitations on ICI’s ability to access short-term financing could increase its interest costs and could adversely affect its results of operations and cash flow.

A decision by the rating agencies to downgrade ICI’s credit rating would reduce its funding options, increase its cost of borrowings and have an adverse impact on results of operations and cash flow.

A number of factors, some of which are not within the Group’s control, may, individually or in combination, affect the rating agencies’ view of the Group’s credit profile and lead them to place the Group on credit watch or downgrade its credit rating, including:

•	a significant deterioration in the Group’s operating performance;

•	the occurrence of material, unexpected additional cash charges leading to a weakening in cash flow/debt metrics;

•	a significant deterioration in the economic environment in which the Group operates;

•	the occurrence of any of the events described in the other risk factors contained in this Annual Report and Accounts; and

•	further significant increases in the deficit of the Group’s pension funds or significant increases in the top-up contributions of such funds.

Recently disposed businesses may expose ICI to costs that could have an adverse effect on its results of operations, cash flow and financial condition.

In recent years, ICI has carried out a programme of strategic disposals, in the course of which it has given to other parties in those transactions certain indemnities, warranties and guarantees, including indemnities, warranties and guarantees relating to known and potential latent environmental, health and safety liabilities. There are also a number of contracts relating to businesses that ICI exited as part of its disposal programme which have not been novated to the purchasers of these businesses.

The extent to which ICI will be required in the future to incur costs under any of the indemnifications, warranties, guarantees or contracts referred to above or any similar contractual provision which the Group entered into in connection with its disposal programme, is not predictable and, if the Group should incur such costs, the costs could have an adverse effect on results of operations, cash flow and financial condition. For a more detailed description of these exposures see note 32 relating to the Group accounts.

Risks associated with the Group’s international operations could adversely affect its results of operations.

ICI is an international business with operations in over 50 countries and conducts business in many currencies. These operations are subject to the risks associated with international operations which include:

•	slowdown or recession in global, regional or national economic growth;

•	tariffs and trade barriers;

•	exchange controls;

•	fluctuations in national currencies;

•	social and political risks;

•	national and regional labour disputes;

•	required compliance with a variety of foreign laws, regulations and standards; and

•	the difficulty of enforcing legal claims and agreements through some foreign legal systems.

Furthermore, some of ICI’s businesses are subject to cyclical fluctuations in the industries and economies in which they operate. Finally, like all international businesses, ICI faces the risk of exposure when costs arise in a different currency than sales and the risk arising from the need to translate foreign currency denominated profits into pounds Sterling, the Group’s reporting currency. Any of the risks discussed above could adversely affect its results of operations.

Economic, social and political conditions in developing economies could adversely affect the Group’s results of operations and future growth.

ICI has operations in many developing economies in Asia and Latin America, and its strategy includes continuing to expand its business in these regions. However, many developing economies have recent histories of economic, social and political instability brought about by a number of factors, including unexpected changes in local laws, regulations and standards, substantial depreciation and volatility in national currencies, the imposition of trade barriers, and wage and price controls. Any of these factors could adversely affect ICI’s results of operations and future growth.

150 ICI Annual Report and Accounts 2005	Risk factors

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ICI’s exposure to consumer markets exposes it to legal risks, regulation and potential liabilities from product liability claims asserted by consumers, which could have an adverse effect on results of operations, cash flow and financial condition.

A significant proportion of the Group’s products is sold directly or indirectly to end-user consumers, even if the Group does not itself provide these products directly to consumers. This exposure to consumer markets exposes the Group to legal risks, regulation by relevant authorities and potential liabilities to consumers of these products, which may not be covered by the Group’s existing insurance coverage or may exceed its insurance coverage. Any of these factors could have an adverse effect on the Group’s results of operations, cash flow and financial condition.

Certain companies in the Group are the subject of various claims and proceedings which, if successfully asserted against them, could have an adverse effect on its results of operations, cash flow and financial condition.

Certain companies in the Group are the subject of various claims and proceedings. These concern issues such as alleged product liability and contract disputes. For a description of certain of these matters see note 32 relating to the Group accounts.

The successful assertion of current or future claims and proceedings could have an adverse effect on the Group’s results of operations, cash flow and financial condition.

Violations of environmental, health and safety and other laws, regulations and standards could restrict the Group’s operations, expose it to liability, increase its costs and have an adverse effect on its results of operations, cash flow and financial condition.

ICI is subject to a broad range of laws, regulations and standards in each of the jurisdictions where it operates, including those relating to pollution, the health and safety of employees, protection of the public, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. These regulations and standards are becoming increasingly stringent.

In the ordinary course of business, ICI is subject to inspections and monitoring by the appropriate enforcement authorities. ICI also requires relevant permits and approvals for its operations which require compliance with their terms and which may be subject to renewal, modification and, in some circumstances, revocation.

It is the Group’s policy to require that its subsidiaries comply with relevant laws, regulations and standards. However, violations of applicable laws, regulations and standards, in particular provisions of environmental, health and safety laws (including spills or other releases of hazardous substances to the environment) or of permit or approval requirements, could result in restrictions on the operation of the Group’s facilities, damages, fines or other sanctions, increased costs of compliance as well as reputational damage. ICI is also subject to environmental laws and regulations, principally in respect of soil and groundwater remediation, that in the future may require it to take action to correct effects on the environment of prior disposal or release of chemical substances by the Group or other parties.

ICI has established provisions in respect of future environmental, health and safety liabilities that are not covered by enforceable indemnities from third parties, for which expenditure is probable and the cost of which can be estimated within a reasonable range of outcomes. These actual and potential liabilities, however, are inherently difficult to predict and to quantify. Existing provisions could therefore be inadequate to cover these liabilities, and additional costs to meet such actual and potential obligations could have an adverse effect on the Group’s results of operations, cash flow and financial condition.

Failure to comply with corporate governance requirements could have an adverse effect on the Group’s results of operations.

The Group has in place a corporate governance framework which meets the requirements set out in the Combined Code. Processes are in place to ensure that this framework is complied with and maintained. The Group’s corporate governance structure is more fully described in the Corporate Governance report on pages 35 to 40.

Failure by the Group to implement, update, manage and maintain its corporate governance compliance and control framework or failure to comply with such a framework could have an adverse effect on the Group’s results of operations.

ICI has given undertakings and guarantees relating to pension funds, including the solvency of the ICI UK Pension Fund, which could have an adverse effect on its results of operations and cash flow.

ICI provides retirement benefits for the majority of its former and current employees through a variety of defined benefit and, more recently, defined contribution schemes. These include the ICI UK Pension Fund (“Fund”), which is ICI’s largest defined benefit scheme. At 31 December 2005 it had liabilities of £7,770m, offset by scheme assets with a market value of £6,953m, giving a net deficit of £817m which is recorded on the Group’s balance sheet under international accounting standard IAS 19 Employee Benefits. The Fund represents 79% of the Group’s total post-retirement scheme liabilities and 85% of the Group’s total post-retirement scheme assets at 31 December 2005.

The most recent valuation of the Fund revealed an increase in the funding shortfall to £657m at 31 March 2005. Given that the Fund is extremely mature, the funding deficit shortfall has to be rectified through funding from the Company.

Factors such as the risk of poor future investment returns on scheme assets, changes in actuarial assumptions including mortality of scheme members, higher rates of inflation and/or falling bond-return rates used to discount the scheme liabilities, could all serve to increase the Fund deficit, thereby requiring increased future funding contributions from the Company with a resulting adverse effect on the Group’s results of operations, cash flow and financial condition.

Risk factors	ICI Annual Report and Accounts 2005 151

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Shareholder information

Trading market for Ordinary Shares
The principal trading market for the Company’s Ordinary Shares is the London Stock Exchange. ADSs (each representing four Ordinary Shares) evidenced by ADRs issued by Citibank, as depositary, are listed on the New York Stock Exchange.

	Total	In the
		USA

Number of record holders of:

Ordinary Shares as at 13 February 2006	126,657	697

ADSs as at 13 February 2006	2,053	1,996

As of 13 February 2006 the proportion of Ordinary Shares represented by ADSs was 5.27% of the Ordinary Shares in issue.

The following table shows, for the years and months indicated, the reported high and low middle market values for the Company’s Ordinary Shares on the London Stock Exchange and the reported high and low sale prices of ADSs on the New York Stock Exchange:

	£1 Ordinary Shares		ADSs

	Year/month	Year/month	Year/month	Year/month
	high	low	high	low
	£	£	US$	US$

Year

2001	5.57	2.83	33.19	17.16

2002	4.30	2.03	19.90	12.85

2003	2.38	0.90	15.43	5.82

2004

First quarter	2.47	1.94	18.60	14.25

Second quarter	2.36	1.93	17.31	13.65

Third quarter	2.32	2.05	16.81	14.86

Fourth quarter	2.41	2.07	18.58	15.08

Year	2.47	1.93	18.60	13.65

2005

First quarter	2.83	2.31	21.61	17.31

Second quarter	2.78	2.44	20.95	18.01

Third quarter	3.08	2.54	22.33	17.89

Fourth quarter	3.36	2.78	23.74	19.73

Year	3.36	2.31	23.74	17.31

2005

July	2.66	2.54	18.64	17.89

August	2.98	2.63	21.39	18.67

September	3.08	2.88	22.33	20.71

October	3.02	2.78	21.10	19.73

November	3.30	2.89	22.68	20.32

December	3.36	3.29	23.74	22.75

2006

January	3.65	3.35	26.10	23.77

February (through to 13 February 2006)	3.67	3.39	26.02	23.52

The share price on 13 February 2006 was £3.51; the ADR price was US$24.34.

On 4 February 2002 ICI announced a seven for eleven Rights Issue. Dealings in nil paid Ordinary Share rights and ADS rights began on 26 February 2002.

Defaults, dividend arrearages and delinquencies
(a)	There has been no material default in the payment of principal, interest, a sinking or purchase fund instalment, or any other material default with respect to any indebtedness for or in respect of monies borrowed or raised by whatever means of the Company or any of its significant subsidiaries.

(b)	There have been no arrears in the payment of dividends on and no material delinquency with respect to any class of preferred stock of any significant subsidiary of the Company.

152 ICI Annual Report and Accounts 2005	Shareholder information

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Control of Company

(a)	So far as the Company is aware, it is neither directly nor indirectly owned or controlled by one or more corporations.

(b)	(i) Set out below is information regarding interests in the Company’s £1 Ordinary Shares appearing in the Register of Interests in Shares maintained by the Company:

	As at 9 February 2004		As at 10 February 2005		As at 13 February 2006

Identity of Group	Amount	Per cent	Amount	Per cent	Amount	Per cent
	owned	of class	owned	of class	owned	of class
	(number		(number		(number
	of shares)		of shares)		of shares)
	millions		millions		millions

Barclays Bank PLC	112.5	9.45	101.4	8.51	119.6	10.03

Capital International Limited	n/a	n/a	46.3	3.89	72.9	6.11

Citibank Shareholder Services*	n/a	n/a	101.7	8.53	62.8	5.27

Legal & General Investment Management	44.3	3.72	44.6	3.74	48.1	4.03

Morley Fund Management Ltd	n/a	n/a	36.1	3.03	47.9	4.02

Standard Life Investments Ltd	44.7	3.75	55.4	4.64	38.2	3.21

Brandes Investment Partners LLC	102.0	8.56	94.3	7.91	n/a	n/a

JPMorgan Chase Bank*	107.4	9.01	n/a	n/a	n/a	n/a

Artisan Partners LP	82.0	6.89	n/a	n/a	n/a	n/a

*	This interest relates to ADRs issued by JPMorgan Chase Bank and by Citibank Shareholder Services, when acting in respective periods as Depositary; ADRs evidence ADSs.

No other person held an interest in shares, comprising 3% or more of the issued Ordinary Share Capital of the Company, appearing in the Register of Interests in Shares maintained under the provisions of Section 211 of the Companies Act 1985.

The voting rights of the major shareholders, listed in the table above, do not differ from those of any other shareholder of the Company’s Ordinary Shares.

(c)	The Company does not know of any arrangements the operation of which might result in a change in control of the Company.

Exchange controls and other limitations affecting security holders

(a)	There are no governmental laws, decrees or regulations in the UK restricting the import or export of capital or affecting the remittance of dividends, interest or other payments to non-resident holders of the Company’s Ordinary Shares or ADSs. However, a 1.5% stamp duty reserve tax is payable upon the deposit of ICI Ordinary Shares in connection with the creation of, but not subsequent dealing in, ADRs. This is in lieu of the normal 0.5% stamp duty on all purchases of Ordinary Shares.

(b)	There are no limitations under English Law or the Company’s Memorandum and Articles of Association on the right of non-resident or foreign owners to be the registered holders of and to vote Ordinary Shares of the Company.

Shareholder Information	ICI Annual Report and Accounts 2005 153

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Shareholder information continued

Taxation
The following discussion is intended as a general guide only. Shareholders who are in any doubt with regard to tax matters, or who are resident in countries other than the USA should consult their own tax advisers.

Taxation of US resident shareholders
The following summary of the principal UK and certain federal US tax consequences of ownership of Ordinary Shares or ADSs, held as capital assets by US resident shareholders is based on current UK and US federal tax law and practice, as well as the current Double Taxation (Income) Convention (“the Convention”) between the UK and the USA which came into force on 31 March 2003. The following summary is also based in part on representations by JPMorgan Chase Bank as Depositary for the ADSs and assumes that each obligation in the deposit agreement among the Company, the Depositary and the holders of ADSs and any related agreement will be performed in accordance with its terms.

Taxation of dividends paid to US resident shareholders
The UK does not currently impose a withholding tax on dividends paid by a UK company, such as the Company.

Distributions paid by the Company to a US resident shareholder will be treated for US federal income tax purposes as foreign source ordinary dividend income to the extent of the Company’s current or accumulated earnings and profits for US federal income tax purposes. The amount of the dividend will be the US dollar value of the pounds Sterling received on the date the dividend is received by the Depository for US resident shareholders of ADSs (or in the case of Ordinary Shares, received by the US resident shareholder), regardless of whether or not the dividend is converted into US dollars. No deduction for dividends received is allowed for corporate US resident shareholders with respect to dividends paid by the Company.

Subject to applicable limitations that may vary depending upon a US resident shareholder’s individual circumstances, dividends paid to non-corporate US resident shareholders in taxable years beginning before 1 January 2009 will be taxable at a maximum tax rate of 15%. Non-corporate US resident shareholders should consult their own tax advisers to determine whether they are subject to any special rules that limit their ability to be taxed at this favourable rate.

Taxation of capital gains for US resident shareholders
Under the Convention, each contracting state may, in general, tax capital gains in accordance with the provisions of its domestic law. Under present UK law, individuals who are neither resident nor ordinarily resident in the UK, and companies which are not resident in the UK, generally will not be liable to UK tax on capital gains made on the disposal of their Ordinary Shares or ADSs, unless such Ordinary Shares or ADSs are held in connection with a trade, profession or vocation carried on in the UK through a branch or agency.

A US resident shareholder will recognise capital gain or loss for US federal income tax purposes on the sale or exchange of the Ordinary Shares or ADSs in the same manner as on the sale or exchange of any other shares held as capital assets. Any gain or loss will generally be US source capital gain or loss, which will be long-term if the Ordinary Shares or ADSs were held for longer than one year.

UK inheritance tax
Under the current Double Taxation (Estates) Convention (the Estate Tax Convention), between the USA and the UK, Ordinary Shares or ADSs held by an individual shareholder who is domiciled for the purposes of the Estate Tax Convention in the USA, and is not for the purposes of the Estate Tax Convention a national of the UK, nor resident in the UK for seven out of the last ten tax years, will generally not be subject to the UK inheritance tax on the individual’s death nor on a chargeable gift of the Ordinary Shares or ADSs during the individual’s lifetime provided that any applicable US federal gift or estate tax liability is paid, unless the Ordinary Shares or ADSs are part of the business property of a permanent establishment of the individual in the UK or, in the case of a shareholder who performs independent personal services, pertain to a fixed base situated in the UK. Where the Ordinary Shares or ADSs have been placed in trust by a settlor who, at the time of settlement, was a US resident shareholder, the Ordinary Shares or ADSs will generally not be subject to UK inheritance tax unless the settlor, at the time of settlement, was not domiciled in the USA or was a UK national. In the exceptional case where the Ordinary Shares or ADSs are subject both to UK inheritance tax and to US federal gift or estate tax, the Estate Tax Convention generally provides for double taxation to be relieved by means of credit relief.

Stamp Duty
In practice, no UK stamp duty is payable on any issue or transfer of ADSs provided that the instrument of transfer is executed and remains at all times outside the UK. In practice, no stamp duty reserve tax is payable on an agreement to transfer ADSs.

Capital gains tax information for UK shareholders
In certain circumstances, when a shareholder in the UK sells shares, liability to tax in respect of capital gains is computed by reference to the market value of the shares on 31 March 1982. The market value of ICI Ordinary Shares at 31 March 1982, for the purposes of capital gains tax, was 309p.

ICI demerged its bioscience business to Zeneca Group PLC on 1 June 1993. Post-demerger ICI shares inherited a base cost for capital gains equivalent to 0.50239 of their pre-demerger base cost.

For the purposes of UK taxation of capital gains (CGT), the issue of new ICI shares in the 2002 rights issue was regarded as a reorganisation of the share capital of ICI. New shares acquired by taking up an entitlement under the rights issue were treated as the same asset as, and having been acquired at the same time as and at the same aggregate cost as, the prior holding of ICI shares. The subscription money for the new shares was added to the base cost of the existing holding. (In the case of shareholders within the charge to corporation tax, indexation allowance applies to the amount paid for the new shares only from the date the amount was paid or liable to be paid.)

Incorporation of the Company
Imperial Chemical Industries PLC was originally incorporated in the UK and registered in England, under the Companies Acts, 1908 to 1917 on 7 December 1926 as a limited company. It was re-registered under the Companies Acts, 1948 to 1980 as a public limited company on 30 June 1981.

Registered Office
20 Manchester Square
London W1U 3AN
Telephone +44(0)20 7009 5000

154 ICI Annual Report and Accounts 2005	Shareholder information

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Documents on display – Securities and Exchange Commission (SEC)
ICI files annual, semi-annual and special reports and other information with the SEC. Any document that ICI files may be read and copied at the SEC’s public reference room at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, USA. Please call the SEC at +1-800-732-0330 for further information or view reports filed since 4 November 2002 online at www.sec.gov

The ADSs representing ICI’s Ordinary Shares are listed on the New York Stock Exchange (NYSE) and ICI’s Ordinary Shares are listed on the Official List of the Financial Services Authority and traded on the London Stock Exchange. Reports and other information about the Group that ICI has filed pursuant to the rules of the NYSE, the Financial Services Authority and the London Stock Exchange are available via those bodies.

A copy of each report filed within the preceding 12 months can also be inspected by any shareholder or ADR holder during normal business hours at the offices of the Company at 20 Manchester Square, London, W1U 3AN.

Exchange rates
The following table sets forth, for the years, months and dates indicated, the noon buying rate in New York City for cable transfers in pounds Sterling as certified by the Federal Reserve Bank of New York for customs purposes (the “noon buying rate”):

	Highest	Lowest	Average	At
	rate	rate	rate	Year
	during	during	during	end
US$ to pound sterling (£) (1)	period	period	period
Year			(2) (3)	(2)

2001	1.50	1.37	1.44	1.45

2002	1.61	1.41	1.50	1.61

2003	1.78	1.55	1.64	1.78

2004	1.95	1.77	1.84	1.92

2005	1.93	1.71	1.81	1.72

2005

August	1.81	1.77

September	1.84	1.76

October	1.79	1.75

November	1.78	1.71

December	1.77	1.72

2006

January	1.79	1.74

February (as of 13 February)	1.78	1.74

The noon buying rate on 13 February 2006 was $1.74 = £1

(1)	All figures have been taken directly or derived from figures released through the Public Information Office of the Federal Reserve in Washington, D C or New York City.

(2)	The noon buying rate on such dates differed from the rates used in preparation of the Group’s financial statements as of such dates.

(3)	The average is the average of the noon buying rate on the last day of each month during the period indicated.

Fluctuations in the exchange rate between the pound Sterling and the US dollar will affect the US dollar equivalent of the pound Sterling prices of the Ordinary Shares of Imperial Chemical Industries PLC on the London Stock Exchange and, as a result, will affect the market prices of ADSs on the NYSE. Cash dividends, if any, will be paid by the Company in respect of Ordinary Shares in pounds Sterling, and exchange rate fluctuations will affect the US dollar amounts received by holders of ADSs on conversion by the Depositary of such dividends.

A substantial proportion of the Group’s assets, liabilities, revenues and expenses are denominated in currencies other than pounds Sterling. Accordingly, fluctuations in the value of the pound Sterling relative to other currencies can have a significant effect on the translation into Sterling of non-Sterling assets, liabilities, revenues and expenses (see relevant sections of the Operating and financial review, on page 23).

Shareholder Information	ICI Annual Report and Accounts 2005 155

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Definitions

In this document the following words and expressions shall, unless the context otherwise requires, have the following meanings:

ADR	American Depositary Receipt evidencing title to an ADS.

ADS	American Depositary Share representing four underlying Ordinary Shares of the Company.

As reported performance	Performance including the effects of currency translation differences and the impact of acquisitions and divestments.

bn	billion – 1,000 million.

Company	Imperial Chemical Industries PLC.

Comparable performance	References to “comparable” performance excludes the effect of currency translation differences and the impact of acquisitions and divestments on the results reported by the International Businesses. Performance is measured on a consistent basis over two or more financial periods. Comparable results for both 2005 and 2004 are translated at constant exchange rates, which equate to the annual average exchange rates for 2004 and exclude the results of divested businesses and the impact of acquired businesses from the relevant periods.

Depositary	Citibank Shareholder Services, as depositary under the deposit agreement pursuant to which the ADRs are issued.

Derivative	A financial instrument whose value changes in response to a change in a specified underlying, for which there is little or no initial net investment, and that is settled at a future date.

Directors	The Directors of Imperial Chemical Industries PLC.

EBITDA	ICI defines earnings before interest, taxation, depreciation and amortisation (EBITDA) as profit before special items, net finance expense, taxation, depreciation and amortisation of intangibles. Management believes EBITDA serves as an important financial indicator, however, EBITDA should not be considered in isolation, or as an alternative to operating profit or net profit or cash flow from operating activities, in each case, determined in accordance with IFRS or US GAAP as appropriate.

Effective tax rate	Effective tax rate is calculated as taxation (excluding tax on special items) divided by profit before tax (before special items).

ESOP	Employee share ownership plans, of which the principal plans are the 2004 Executive Share Option Plan, the 1994 Senior Staff Share Option Scheme, the 1994 Stock Appreciation Rights Plan, the Performance Growth Plan and the Performance Share Plan.

Fair value	The amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction.

Financial instrument	Any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Hedging	A strategy used in risk management whereby an entity seeks to reduce or eliminate financial risks by entering into transactions that give an offsetting risk profile. This may or may not allow an entity to use hedge accounting, whereby special accounting rules may be used if specific hedge effectiveness and other criteria are met.

IAS/IASB	International Accounting Standard/International Accounting Standards Board.

ICI, ICI Group or the Group	Imperial Chemical Industries PLC and its subsidiary companies (its consolidated subsidiaries and its proportionally consolidated joint ventures but not its associates).

IFRS	International Financial Reporting Standards.

IFRIC	International Financial Reporting Interpretations Committee.

Interest cover	Calculations of interest cover are based on the sum of the Group’s trading profit, post-retirement benefit finance charges, the Group’s share of net associated company income (associates trading profit less taxation and net finance expense of associates) divided by interest payable by the Group (excluding share of net finance expense of associates and post-retirement benefit finance expense).

International Businesses	The International Businesses comprise the Group’s National Starch, Quest, Uniqema and Paints businesses.

London Stock Exchange	London Stock Exchange plc.

m	million.

NYSE	New York Stock Exchange.

Ordinary Shares	Ordinary shares of £1 each in the capital of Imperial Chemical Industries PLC.

pound Sterling, £, pence or p	Refers to units of UK currency.

Revenue	IFRS equivalent of sales and turnover.

SEC	The United States Securities and Exchange Commission.

SFAS	Statement of Financial Accounting Standards (US).

UK or United Kingdom	United Kingdom of Great Britain and Northern Ireland.

US dollar, dollar, US$ or $	Refers to units of US currency.

USA or US or United States	United States of America.

Figures in parentheses in tables and financial statements are used to represent negative numbers.

156 ICI Annual Report and Accounts 2005	Definitions

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Definitions used in computation of Group Financial Targets
Adjusted earnings per share	Net profit before special items attributable to the equity holders of the parent, divided by weighted average number of shares in issue (less weighted average number of shares held by the Group’s employee share plans) during the period.

Comparable sales growth	Sales growth compared with the prior period excluding the effects of currency translation differences and the impact of acquisitions and divestments.

Comparable trading profit growth	Trading profit growth compared with the prior period excluding the effects of currency translation differences and the impact of acquisitions and divestments.

Earnings per share	Net profit after special items attributable to the equity holders of the parent, divided by the weighted average number of shares in issue (less the weighted average number of shares held by the Group’s employee share plans) during the period.

Net debt	The borrowings of ICI (comprising loans and short-term borrowings other than overdrafts together with related derivatives, obligations under finance leases and the liabilities associated with the forward contracts for the acquisition of own shares (the extent that the contracts are ‘out of the money’)) less cash (including overdrafts), cash equivalents and current asset investments.

Net profit before special items	Net profit attributable to equity holders of the parent before special items.

Reporting segments	The Reporting segments comprise the Group’s National Starch, Quest, Uniqema, Paints and Regional and Industrial businesses.

Return on capital employed (ROCE)	Group trading profit after amortisation of intangibles, before special items, after restructuring amortisation* and after a tax charge† for the last twelve months divided by the average of capital employed for this current period end and that of the twelve months previously, expressed as a percentage.

Notes:
	*	Cash expenditure on restructuring is capitalised in each year that expenditure occurs and is then amortised over three years starting on 1 January following the year of the expenditure.

	†	A tax charge is applied to the Group trading profit (before amortisation of intangibles and after restructuring amortisation) using the Group’s effective tax rate for the year (2005: 21%, 2004: 21%).

Capital employed: Net operating assets plus net operating special items.

Net operating assets: Property, plant and equipment plus goodwill on acquisitionsø plus operating working capital.

	ø	Goodwill on acquisitions relates to goodwill capitalised on the Group balance sheet and, therefore, excludes goodwill arising prior to 31 December 1997 (largely that arising on the acquisition of the Unilever Speciality Chemical businesses) which has been charged directly to reserves.

Net operating special items: For financial ratio calculation purposes only, this is defined as: Asset write downs arising on restructuring plus cash cost of restructuring before tax and after amortisation: for financial ratio purposes only, cash expenditure is capitalised in each year that expenditure occurs and is then amortised over three years starting on 1 January following the year of expenditure.

Segment assets	Segment assets are those operating assets that are employed by a segment in its operating activities and that are either directly attributable to the segments or can be allocated to the segment on a reasonable basis.

Segment liabilities	Segment liabilities are those operating liabilities that are employed by a segment in its operating activities and that are either directly attributable to the segments or can be allocated to the segment on a reasonable basis.

Special items	Special items are those items of financial performance that should be separately disclosed to assist in the understanding of the financial performance achieved by the Group and in making projections of future results, as explained in IAS 1 Presentation of Financial Statements. Special items includes items relating to both continuing and discontinued businesses.

Trading margin	Trading profit, expressed as a percentage of sales.

Trading profit	Operating profit before special items.

Definitions	ICI Annual Report and Accounts 2005 157

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Forward-looking statements

This Annual Report and Accounts contains statements concerning the Group’s business, financial condition, results of operations and certain of the Group’s plans, objectives, assumptions, projections, expectations or beliefs with respect to these items. These statements are intended as forward-looking statements within the meaning of the US Private Securities Litigations Reform Act of 1995. These statements include, without limitation, those concerning:

•	the Group’s strategy and its ability to achieve it;

•	the benefits of the restructuring programmes in the Group’s businesses;

•	the Group’s net debt;

•	the Group’s credit rating;

•	expectations regarding sales, operating profit and growth;

•	plans for the launch of new products and services;

•	the impact of regulatory initiatives on operations and costs;

•	the Group’s possible or assumed future results of operations;

•	capital expenditure and investment plans;

•	adequacy of capital and liquidity;

•	financing plans;

•	the Group’s retirement benefit schemes;

•	the outcome of claims and litigation; and

•	statements preceded by, followed by, or that included the words “believe”, “expect”, “intend”, “will”, “plan”, “anticipate”, “goal”, “aim”, “seeks”, or similar expressions.

The Company cautions that any forward-looking statements in this Annual Report and Accounts may, and often do, vary from actual results and the differences between these statements and actual results can be material. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only at their respective dates.

The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Annual Report and Accounts, including, without limitation, changes in the Group’s business or acquisition or divestment strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, among other things:
•	the impact of competitive products and pricing;

•	changes in the price of raw materials;

•	the occurrence of major operational problems;

•	the loss of major customers;

•	limitations imposed by the Group’s indebtedness and leverage;

•	a credit rating downgrade by the rating agencies;

•	contingent liabilities, including those arising in connection with disposed businesses;

•	risks associated with the Group’s international operations;

•	risks of claims and litigation;

•	financial performance of the Group’s retirement benefit schemes; and

•	other factors described in the Company’s filings with the US Securities and Exchange Commission.

You should read “Risk Factors” on pages 149 to 151 for more information regarding factors that could cause actual results and developments to differ from those expressed or implied by the forward-looking statements in this document.

Forward-looking statements	ICI Annual Report and Accounts 2005 159